UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ESCO Global Realty Corp.
(Exact name of registrant as specified in its charter)

Colorado	6531	98-0564647

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

594 Dagall Road Mill Bay, BC Canada V0R 2P4 (250) 813-0337
(Address and telephone number of registrant’s principal executive offices)

Devlin Jensen, Barristers & Solicitors 2550 - 555 West Hastings, Vancouver British Columbia, Canada V6B 4N5 Attention: Michael Shannon (604) 684-2550
(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share		Proposed maximum aggregate offering price (US$)	Amount of registration fee(3)
Common stock	6,000,000	$1.00	(2)	$6,000,000.00	$235.80

Share Purchase Rights	4,000,000	$1.00	(2)	$4,000,000.00	$157.20

Total Registration Fee					$393.00

 (1)           In the event of a stock split, stock dividend, or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)           There is no public market for the securities of ESCO Global Realty Corp.  Our common stock is not traded on any national exchange and in accordance with Rule 457, the offering price was determined by the board of directors.

(3)           Fee calculated in accordance with Rule 457(c) of the Securities Act.  Estimated solely for purposes of calculating the registration fee under Rule 457(a).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

ii

Subject to Completion: February __, 2009

PROSPECTUS

ESCO GLOBAL REALTY CORP.
A COLORADO CORPORATION

UP TO 6,000,000 SHARES OF COMMON STOCK AT $1.00 PER SHARE AND
SHARE PURCHASE RIGHTS TO ACQUIRE UP TO 4,000,000 SHARES AT
AN EXERCISE PRICE OF $1.00 PER SHARE

This prospectus relates to the sale of up to 6,000,000 new shares of our common stock at an offering price of $1.00 per share and the issuance of share purchase rights to acquire up to 4,000,000 new shares of our common stock at $1.00 per share.  The offering will commence promptly after the date of this prospectus and close no later than 180 days after the date of this prospectus.  We may extend the offering for up to 90 days following the 180-day offering period.  However, we intend to keep this prospectus continuously effective and to file post effective amendments as and when required in order continue our Own Your Future® plan.  We will pay all expenses incurred in this offering.  The common shares are being offered to members of the public that become members of the ESCO Global Realty Corp. franchise structure.  Sales Agents are required to purchase shares annually such that the aggregate total value of the shares purchased annually equals at a minimum 2% of the respective Sales Agent’s annual gross commission.  Franchisees are required to purchase shares annually such that the aggregate total value of the shares purchased annually equals at a minimum 0.2% of the annual gross commissions of Sales Agents in their respective offices. Regional Owners and support staff at all levels of the franchise structure have no minimum or maximum purchase requirements.  To the extent that we receive funds in this offering from members of the ESCO Global Realty Corp. franchise structure, they will be immediately available for our use since we have no arrangements to place funds in escrow, trust or similar account.

Our common stock is not presently traded on any market or securities exchange.  The Company intends to sell its shares at $1.00 per share until our shares are quoted on the Over-The-Counter Bulletin Board (the “OTCBB”), and thereafter at prevailing market prices or privately negotiated prices.  We have arbitrarily determined the offering price of $1.00 per share offered hereby.  We do not intend to apply for our shares of common stock to be quoted on the OTCBB for another two to three years.  The offering price bears no relationship to our assets, book value, earnings or any other customary investment criteria.

The offering is a self-underwritten offering; there will be no underwriter involved in the sale of these securities.  We intend to offer the securities through our officers and directors, who will not be paid any commission for such sales.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk.  You should invest in our common stock only if you can afford to lose your entire investment.  You should carefully consider the various Risk Factors described beginning on page 5 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE AMENDED.  WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this prospectus is February ___, 2009

The following table of contents has been designed to help you find important information contained in this prospectus.  We encourage you to read the entire prospectus.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	3
Corporate Background	3
Our Business	3
Number of Securities Being Offered	3
Number of Shares Outstanding	3
Market for Common Shares	4
Use of Proceeds	4
Summary of Financial Data	4
RISK FACTORS	5
FORWARD-LOOKING STATEMENTS	15
USE OF PROCEEDS	16
DETERMINATION OF OFFERING PRICE	16
DILUTION	17
SELLING SECURITY HOLDERS	17
PLAN OF DISTRIBUTION	17
DESCRIPTION OF SECURITIES TO BE REGISTERED	20
INTEREST OF NAMED EXPERTS AND COUNSEL	20
INFORMATION WITH RESPECT TO THE REGISTRANT	21
Description of Business	21
Description of Property	31
Legal Proceedings	31
Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters	32
Market Information	32
Holders	32
Dividends	32
Section 15(g) of the Exchange Act	32
Equity Compensation Plan Information	32
Management’s Discussion and Analysis	32
Changes in and Disagreements with Accountants	36
Quantitative and Qualitative Disclosure About Market Risk	36
Directors, Executive Officers, Promoters and Control Persons	36
Executive Compensation	38
Security Ownership of Certain Beneficial Owners and Management	39
Transactions with related persons, promoters and certain control persons	41
Corporate Governance	42
Financial Statements	42
MATERIAL CHANGES	44
INCORPORATION OF CERTAIN MATERIAL BY REFERENCE	44
Where You Can Find More Information	44
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	44

As used in this prospectus, the terms “we”, “us”, “our”, and “ESCO” mean ESCO Global Realty Corp. unless otherwise indicated.

All dollar amounts refer to US dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Corporate Background

We were incorporated in the State of Colorado, United States, on January 30, 2003 under the name Trans-Group International Inc. and have a December 31 fiscal year end.  On June 2, 2003, we amended our articles of incorporation to change our name from Trans-Group International Inc. to Trans Globus Realty Corporation and on October 24, 2004, we amended our articles of incorporation to change our name from Trans Globus Realty Corporation to ESCO Global Realty Corp. (“ESCO”).  ESCO® has been considered a development stage enterprise since its formation.

We maintain our registered agent’s office at Corporation Service Company of 1560 Broadway, Suite 2090 Denver, Colorado, U.S.A  80202, and our principal executive office is located at 594 Dagall Road, Mill Bay, BC  Canada V0R 2P4 (250) 813-0337.

Our Business

ESCO® is a real estate franchisor whose mission is to provide a marketing identity and operations model for an international real estate network through the application of the “Own Your Future®” plan, a business model that incorporates ownership at each level of the organization.  We hold trademark protection relating to our name.  We license the right to market the ESCO® franchise system in predefined geographic areas.  We intend to conduct our business through a projected network of 40 to 50 Regional Owners in the U.S. and Canada.  Our franchise system generates income for us through franchise fees and transaction fees.  Additional income is expected to be generated through ancillary programs developed after the ESCO® franchise system is established.

Number of Securities Being Offered

This prospectus relates to the initial public offering by ESCO Global Realty Corp. of up to 6,000,000 shares of our common stock at $1.00 per share and share purchase rights to acquire up to 4,000,000 shares of our common stock exercisable at $1.00 per share.  These securities are being offered for a period not to exceed 180 days, unless extended by our board of directors for an additional 90 days.  The Company will sell these shares of common stock through its directors and officer, or through any other means described in the section entitled “PLAN OF DISTRIBUTION.”

Number of Shares Outstanding

There were 15,479,380 shares of our common stock issued and outstanding as at February 10, 2009  There will be 25,479,380 shares of our common stock issued and outstanding after this offering if all the shares being offered are sold and all the share purchase rights being offered are exercised.

Market for Common Shares

There is no public market for our common shares.  Within two to three years after the effective date of the registration statement, we intend to have a market maker file an application on our behalf with FINRA to have our common stock quoted on the OTCBB.  We currently have no market maker who is willing to list quotations for our common stock.  There is no assurance that a trading market will develop, or, if developed, that it will be sustained.  Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Use of Proceeds

The net proceeds from the sale of the shares of our common stock and from the exercise of share purchase rights being offered for sale by the Company will be used to execute our business plan and for general corporate purposes, including working capital.  We may also use a portion of the net proceeds to acquire complementary businesses, technologies or other assets.  See the section entitled “USE OF PROCEEDS” for further details.

Summary of Financial Data

The summarized consolidated financial data presented below is derived from and should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2007 and the nine month period ended September 30, 2008, including the notes to those financial statements, which are included elsewhere in this prospectus along with the section entitled “MANAGEMENT’S DISCUSSION AND ANALYSIS.”

Statement of Operations
	Years ended December 31				Nine months ended September 30
	2007	2006	2005	2004	2008	2007
Revenue	$77,380	-	$160,520	-	$(299,700)	$77,380
Net Income (Loss)	$15,679	$(130,325)	$(9,301)	$(155,972)	$(577,707)	$49,305
Income (Loss) per share – basic and diluted	$0.0011	$(0.0094)	$(0. 0007)	$(0.01)	$(0.0387)	$0.0034

Balance Sheet
	Years ended December 31				Nine months ended Sept. 30,
	2007	2006	2005	2004	2008
Current Assets	$41,879	2,311	-	$114,082	$31,929
Total Assets	$41,879	$2,562	$4,422	$121,977	$31,929
Current Liabilities	$172,445	$191,996	$63,531	$172,020	$374,246
Total Liabilities	$172,445	$191,996	$63,531	$172,020	$252,031
Shareholders’ Equity (Deficit)	$41,879	$2,562	$(59,109)	$(50,043)	$(1,067,042)

 RISK FACTORS

An investment in our common stock involves a number of very significant risks.  You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our Company and its business before purchasing shares of our Company’s common stock.  Our business, operating results and financial condition could be seriously harmed due to any of the following risks.  The risks described below are all of the material risks that we are currently aware of that are facing our Company.  Additional risks not presently known to us may also impair our business operations.  You could lose all or part of your investment due to any of these risks.

We have incurred losses and substantial doubt exists about our ability to continue as a going concern.

We have incurred net income/(losses) of $15,679 and ($577,707) for the year ended December 31, 2007 and nine months ended September 30, 2008, respectively.  We had a working capital deficiency of ($342,317) and a shareholders’ deficiency of ($594,349) as of September 30, 2008.  These factors raise substantial doubt about our ability to continue as a going concern.  The auditors’ report in our financial statements as at December 31, 2007 includes an explanatory paragraph that states that we have generated net losses and have a working capital deficiency, factors which raise substantial doubt about our ability to continue as a going concern.

We may need to seek capital by way of an offering of our equity securities, an offering of debt securities, or by obtaining financing through a bank or other entity.  We have not established a limit as to the amount of debt we may incur nor have we adopted a ratio of our equity to debt allowance.  If we need to obtain additional financing, there is no assurance that financing will be available from any source, that it will be available on terms acceptable to us, or that any future offering of securities will be successful.  If additional funds are raised through the issuance of equity securities, there may be a significant dilution in the value of our outstanding common stock.  We could suffer adverse consequences if we are unable to obtain additional capital which would cast substantial doubt on our ability to continue our operations and growth.

We are a Development Stage Company and may never be able to execute our Business Plan

We currently have no products, customers or revenues.  Although we have begun initial planning for the development of our business, we may not be able to execute our business plan unless and until we are successful in raising funds in this offering.  In addition, our auditors’ report in our financial statements as at December 31, 2007 includes an explanatory paragraph that states that we have generated net losses and have a working capital deficiency, factors which raise substantial doubt about our ability to continue as a going concern.

There can be no assurances that we will ever achieve any revenues or profitability.  The revenue and income potential of our proposed business and operations is unproven, and the lack of operating history makes it difficult to evaluate the future prospects of our business.

Our business model is new and unproven, and we cannot guarantee our future success.

Our business model is relatively new and unproven.  Our business model differs significantly from that of a traditional real estate brokerage firm in several ways.  For example, traditional real estate brokerage firms may implement one of several compensation plans that have been developed in the real estate industry, each attempting to provide consistent profitability for the office owner and sufficient incentive for the sales agent.  We believe that each of these compensation plans fails to successfully address the issue of sales agent retention - there is no vested interest to hold a sales agent to the office or franchise they have helped to build.  As independent contractors, agents lack long-term security and consequently have no incentive to stay with one company.  The Own Your Future® plan is similar to a broad-based employee stock ownership plan which is designed to provide stock ownership to all Region Owners, Franchisees, Sales Agents, and all support staff.  However, in our business model the Regional Owners, Franchisees, Sales Agents and support staff are our independent contractors and not employees.  Through its application of the Own Your Future® plan ESCO® envisions a high recruitment and retention rate of personnel at each level of the ESCO® franchise.  Every Regional Owner, Franchisee, Sales Agent and employee in the ESCO® franchise system will have a vested interest in its success, and ultimately in the success of ESCO®.  The success of our business model depends on several factors including, (a) our ability to meet funding requirements prior to active operations, (b) lengthy implementations resulting from regulatory compliance, (c) unknown market response from other franchises, and (d) economic climate.  If we are unable to efficiently acquire clients and maintain agent productivity, we may close fewer transactions and our net revenues could suffer as a result.  If we are unsuccessful in providing our agents with more opportunities to close transactions than under the traditional model, our ability to hire and retain qualified real estate agents would be harmed, which would in turn significantly harm our business.

Our business model requires access to real estate listing services provided by third parties that we do not control, and the demand for our services may be reduced if our ability to display listings on our web site is restricted.

A key component of our business model is that through our website we offer clients access to, and the ability to search, real estate listings posted on the Multiple Listing Services (MLSs) in the markets we serve.  Most large metropolitan areas in the United States have at least one MLS, though there is no national MLS.  The homes in each MLS are listed voluntarily by its members, who are licensed real estate brokers.  The information distributed in an MLS allows brokers to cooperate in the identification of buyers for listed properties.

If our access to one or more MLS databases were restricted or terminated, our service could be adversely affected and our business may be harmed.  Because participation in an MLS is voluntary, a broker or group of brokers may decline to post their listings to the existing MLS and instead create a new proprietary real estate listing service.  If a broker or group of brokers created a separate real estate listing database, we may be unable to obtain access to that private listing service on commercially reasonable terms, if at all.  As a result, the percentage of available real estate listings that our clients would be able to search using our web site would be reduced, perhaps significantly, thereby making our services less attractive to potential clients.

If we fail to recruit, hire and retain qualified agents, we may be unable to service our clients and our growth could be impaired.

Our business requires us to contract with licensed real estate agents, and our strategy is based on consistently and rapidly growing our team of Regional Owners, Franchisees and Sales Agents.  Competition for qualified agents is intense, particularly in the markets in which we compete.  While there are many licensed real estate agents in our markets and throughout the country we may have difficulties in recruiting and retaining properly qualified licensed agents due to the highly competitive nature of the business.  If we are unable to recruit, train and retain a sufficient number of qualified licensed real estate agents, we may be unable to service our clients properly and grow our business.

Furthermore, we rely on federal and state exemptions from minimum wage and fair labour standards laws for our Sales Agents, who are compensated solely through commissions.  Such exemptions may not continue to be available, or we may not qualify for such exemptions, which could subject us to penalties and damages for non-compliance.  If similar exemptions are not available in states where we desire to expand our operations or if they cease to be available in the states where we currently operate, we may need to modify our agent compensation structure in such states.

Our failure to effectively manage the growth of our Regional Owners, Franchisees and Sales Agents, and our information and control systems could adversely affect our ability to service our clients.

As we grow, our success will depend on our ability to continue to implement and improve our operational, financial and management information and control systems on a timely basis, together with maintaining effective cost controls. This ability will be particularly critical as we implement new systems and controls to help us comply with the more stringent requirements of being a public company, including the requirements of the Sarbanes-Oxley Act of 2002, which require management to evaluate and assess the effectiveness of our internal controls and our disclosure controls and procedures.  Effective internal controls are required by law and are necessary for us to provide reliable financial reports and effectively prevent fraud.  Effective disclosure controls and procedures will be required by law and are necessary for us to file complete, accurate and timely reports under the Securities Exchange Act of 1934 (the “Exchange Act”).  Any inability to provide reliable financial reports or prevent fraud or to file complete, accurate and timely reports under the Exchange Act could harm our business, harm our reputation or result in a decline in our stock price.  We are continuing to evaluate and, where appropriate, enhance our systems, procedures and internal controls.  We are in the process of establishing our disclosure controls and procedures.  If our systems, procedures or controls are not adequate to support our operations and reliable, accurate and timely financial and other reporting, we may not be able to successfully satisfy regulatory and investor scrutiny, offer our services and implement our business plan.

Our operating results are subject to seasonality and vary significantly among quarters during each calendar year, making meaningful comparisons of successive quarters difficult.

The residential real estate market traditionally has experienced seasonality, with a peak in the spring and summer seasons and a decrease in activity during the fall and winter seasons.  Revenues in each quarter are significantly affected by activity during the prior quarter, given the typical 30- to 45-day time lag between contract execution and closing. This seasonality can cause revenue, operating income, net income and cash flow from operating activities to be lower in the first and fourth quarters and higher in the second and third quarters of each year.

Factors affecting the timing of real estate transactions that can cause our quarterly results to fluctuate include:

1.	timing of widely observed holidays and vacation periods and availability of real estate agents and related service providers during these periods;

2.	a desire to relocate prior to the start of the school year;

3.	timing of employment compensation changes, such as raises and bonuses; and

4.	the time between entry into a purchase contract for real estate and closing of the transaction.

We expect our revenues to be subject to these seasonal fluctuations, which, combined with growth, can make it difficult to compare successive quarters.

Interest rates have been at historic lows for the past several years, and increases in interest rates have the potential to negatively impact the housing market.

When interest rates rise, all other things being equal, housing becomes less affordable, since at a given income level people cannot qualify to borrow as much principal, or given a fixed principal amount they will be faced with higher monthly payments. This result may mean that fewer people will be able to afford homes at prevailing prices, potentially leading to fewer transactions or reductions in house prices in certain regions, depending also on the relevant supply-demand dynamics of those markets.  Since it is likely that we will, at least in our initial years of development, be operating in only higher density population areas around the country, it is possible that we could experience a more pronounced impact than we would experience if our operations were more diversified. Should we experience softening in our markets and not be able to offset the potential negative market influences on price and volume by increasing our transaction volume through market share growth, our financial results could be negatively impacted.

Our success depends in part on our ability to successfully expand into additional real estate markets.

We plan on operating in the most populous U.S. metropolitan statistical areas.  A part of our business strategy is to grow our business by entering into additional real estate markets.  Key elements of this expansion include our ability to identify strategically attractive real estate markets and to successfully establish our brand in those markets.  We consider many factors when selecting a new market to enter, including:

1.	the economic conditions and demographics of a market;

2.	the general prices of real estate in a market;

3.	competition within a market from local and national brokerage firms;

4.	rules and regulations governing a market;

5.	the ability and capacity of our organization to manage expansion into additional geographic areas, additional headcount and increased organizational complexity;

6.	the existence of local MLSs; and

7.	state laws governing cash rebates and other regulatory restrictions.

We have limited experience expanding into and operating in multiple markets, managing multiple sales regions or addressing the factors described above.  In addition, this expansion could involve significant initial start-up costs.  We expect that significant revenues from new markets will be achieved, if ever, only after we have been operating in that market for some time and begun to build market awareness of our services.  As a result, geographic expansion is likely to significantly increase our expenses and cause fluctuations in our operating results. In addition, if we are unable to successfully penetrate these new markets, we may continue to incur costs without achieving the expected revenues, which would harm our financial condition and results of operations.

Unless we develop, maintain and protect a strong brand identity, our business may not grow and our financial results may suffer.

We believe a strong brand is a competitive advantage in the residential real estate industry because of the fragmentation of the market and the large number of agents and brokers available to the consumer. Because our brand is new, we currently do not have strong brand identity. We believe that establishing and maintaining brand identity and brand loyalty is critical to attracting new clients.  In order to attract and retain clients, and respond to competitive pressures, we expect to increase our marketing and business development expenditures to maintain and enhance our brand in the future.

We plan to advertise by developing the ESCO® brand and visual identity program.  We will produce the ESCO® Brand Book which is a comprehensive manual containing brand usage guidelines for anticipated franchise applications: stationery, listing and selling presentations, proposals, ad layouts, websites, trade show displays, signage, merchandise and apparel.  The Brand Book will be provided to Regional Owners and Franchisees, who are responsible for protecting the ESCO® brand by ensuring strict compliance with the program among their Sales Agents.

We plan to increase our advertising expenditures substantially in the future.  While we intend to enhance our marketing and advertising activities in order to promote our brand, our activities may not have a material positive impact on our brand identity.  In addition, maintaining our brand will depend on our ability to provide a high-quality consumer experience and high quality service, which we may not do successfully.  If we are unable to maintain and enhance our brand, our ability to attract new clients or successfully expand our operations will be harmed.

We have numerous competitors, many of whom have valuable industry relationships and access to greater resources than we do.

The residential real estate market is highly fragmented, and we have numerous competitors, many of whom have greater name recognition, longer operating histories, larger client bases, and significantly greater financial, technical and marketing resources than we do.  Some of those competitors are large national brokerage firms or franchisors, such as Prudential Financial, Inc., RE/MAX International Inc. and Realogy, which owns the Century 21®, Coldwell Banker®, ERA®, Better Homes and Gardens Real Estate®, and Sotheby’s International Realty® franchise brands.  We are also subject to competition from local or regional firms, as well as individual real estate agents.  We also compete or may in the future compete with various online services that look to attract and monetize home buyers and sellers using the Internet. Some of these companies, either directly or through their affiliates, may have preferred access to listing information and other competitive advantages.  In addition, our Own Your Future® business model is a relatively new approach to the residential real estate market and many consumers may be hesitant to choose us over more established brokerage firms employing traditional techniques.

Some of our competitors are able to undertake more extensive marketing campaigns, make more attractive offers to potential agents and clients and respond more quickly to new or emerging technologies.  Over the past several years there has been a slow but steady decline in average commissions charged in the real estate brokerage industry, with the average commission percentage decreasing from 6.1% in 1991 to 4.9% in 2006 according to the National Association of REALTORS®.  Some of our competitors with greater resources may be able to better withstand the short- or long-term financial effects of this trend.  We may not be able to compete successfully for clients and agents, and increased competition could result in price reductions, reduced margins or loss of market share, any of which would harm our business, operating results and financial condition.

Changes in federal and state real estate laws and regulations, and rules of industry organizations such as the National Association of REALTORS®, could adversely affect our business.

The real estate industry is heavily regulated in the United States, including regulation under the Fair Housing Act, the Real Estate Settlement Procedures Act, state and local licensing laws and regulations and federal and state advertising laws.  In addition to existing laws and regulations, states and industry participants and regulatory organizations could enact legislation, regulatory or other policies in the future, which could restrict our activities or significantly increase our compliance costs.  If existing laws or regulations are amended or new laws or regulations are adopted, we may need to comply with additional legal requirements and incur significant compliance costs, or we could be precluded from certain activities.  Any significant lobbying or related activities, either of governmental bodies or industry organizations, required to respond to current or new initiatives in connection with our business could substantially increase our operating costs and harm our business.

Our business could be harmed by economic events that are out of our control and may be difficult to predict.

The success of our business depends in part on the health of the residential real estate market, which traditionally has been subject to cyclical economic swings.  The purchase of residential real estate is a significant transaction for most consumers, and one which can be delayed or terminated based on the availability of discretionary income.  Economic slowdown or recession, rising interest rates, adverse tax policies, lower availability of credit, increased unemployment, lower consumer confidence, lower wage and salary levels, war or terrorist attacks, or the public perception that any of these events may occur, could adversely affect the demand for residential real estate and would harm our business.  Also, if interest rates increase significantly, homeowners’ ability to purchase a new home or a higher priced home may be reduced as higher monthly payments would make housing less affordable.  In addition, these conditions could lead to a decline in new listings, transaction volume and sales prices, any of which would harm our operating results.

If our future Franchisees and Sales Agents fail to comply with real estate brokerage laws and regulations, they may incur significant financial penalties or lose licenses to operate.

Due to the geographic scope of our operations and the nature of the real estate services we perform, our Franchisees are subject to numerous federal, state and local laws and regulations.  For example, our Franchisees are required to maintain real estate brokerage licenses in each state in which they operate and to designate individual licensed brokers of record.  If they fail to maintain licenses, lose the services of their designated broker of record or conduct brokerage activities without a license, the Franchisees and possibly us may be required to pay fines or return commissions received, our Franchisees’ licenses may be suspended or they and possibly us may be subject to other civil and/or criminal penalties.  As we expand into new markets, our Franchisees and their individual brokers of record will need to obtain and maintain the required brokerage licenses and comply with the applicable laws and regulations of these markets, which may be different from those to which they and we are accustomed, may be difficult to obtain and will increase our compliance costs.  In addition, both the difficulty and cost of compliance with the numerous state licensing regimes and possible losses resulting from non-compliance have increased.  Our failure to comply with applicable laws and regulations, the possible loss of our Franchisees and designated brokers of record real estate brokerage licenses or litigation by government agencies or affected clients may have a material adverse effect on our business, financial condition and operating results, and may limit our ability to expand into new markets.

We may have liabilities in connection with real estate brokerage activities.

We and our Franchisees and Sales Agents are subject to statutory due diligence, disclosure and standard-of-care obligations.  In the ordinary course of business we and our employees are subject to litigation from parties involved in transactions for alleged violations of these obligations.  In addition, we may be required to indemnify our employees who become subject to litigation arising out of our business activities, including for claims related to the negligence of those employees.  An adverse outcome in any such litigation could negatively impact our reputation and harm our business.

We may be subject to liability for the Internet content that we publish.

As a publisher of online content, we face potential liability for negligence, copyright, patent or trademark infringement, or other claims based on the nature and content of the material that we publish or distribute.  Such claims may include the posting of confidential data, erroneous listings or listing information and the erroneous removal of listings.  These types of claims have been brought successfully against the providers of online services in the past and could be brought against us or others in our industry.  These claims, whether or not successful, could harm our reputation, business and financial condition.  General liability insurance may not cover claims of these types or may be inadequate to protect us for all liability that we may incur.

Our intellectual property rights are valuable and our failure to protect those rights could adversely affect our business.

Our intellectual property rights, including existing and future patents, trademarks, trade secrets, and copyrights, are and will continue to be valuable and important assets of our business.  We believe that our technologies and business practices are competitive advantages and that any duplication by competitors would harm our business.  We have taken measures to protect our intellectual property, but these measures may not be sufficient or effective.  For example, we seek to avoid disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements.  We also seek to maintain certain intellectual property as trade secrets.  Intellectual property laws and contractual restrictions may not prevent misappropriation of our intellectual property or deter others from developing similar technologies.  In addition, others may develop technologies that are similar or superior to our technology, including our patented technology.  Any significant impairment of our intellectual property rights could harm our business.

We may in the future be subject to intellectual property rights disputes, which could divert management attention, be costly to defend and require us to limit our service offerings.

Our business depends on the protection and utilization of our intellectual property. Other companies may develop or acquire intellectual property rights that could prevent, limit or interfere with our ability to provide our products and services. One or more of these companies, which could include our competitors, could make claims alleging infringement of their intellectual property rights. Any intellectual property claims, with or without merit, could be time-consuming and expensive to litigate or settle and could significantly divert management resources and attention.

Our technologies may not be able to withstand any third-party claims or rights against their use.  If we were unable to successfully defend against such claims, we may have to:

1.	pay damages;

2.	stop using the technology found to be in violation of a third party’s rights;

3.	seek a license for the infringing technology; or

4.	develop alternative non-infringing technology.

If we have to obtain a license for the infringing technology, it may not be available on reasonable terms, if at all.  Developing alternative non-infringing technology could require significant effort and expense.  If we cannot license or develop alternative technology for the infringing aspects of our business, we may be forced to limit our product and service offerings.  Any of these results could reduce our ability to compete effectively, and harm our business and results of operations.

If we fail to attract and retain our key personnel, our ability to meet our business goals will be impaired and our financial condition and results of operations will suffer.

The loss of the services of one or more of our key personnel could seriously harm our business. In particular, our success depends on the continued contributions of senior level sales, operations, marketing, technology and financial officers.  Our business plan was developed in large part by our senior level officers and its implementation requires their skills and knowledge.  None of our officers or key employees has an employment agreement, see “Certain Relationships and Related Transactions”.  We do not have “key person” life insurance policies covering any of our executives.

Without a public market there is no liquidity for our shares and our shareholders may never be able to sell their shares which would result in a total loss of their investment.

Our common shares are not listed on any exchange or quotation system and do not have a market maker which results in no market for our shares.  Therefore, our shareholders will not be able to sell their shares in an organized market place unless they sell their shares privately.  If this happens, our shareholders might not receive a price per share which they might have received had there been a public market for our shares.

Once this registration statement becomes effective, it is our intention to apply for a quotation on the OTCBB within three years whereby:

•	We will have to be sponsored by a participating market maker who will file a Form 211 on our behalf since we will not have direct access to the FINRA personnel; and

•	We will not be quoted on the OTCBB unless we are current in our periodic reports; being at a minimum Forms 10-K and 10-Q; filed with the SEC or other regulatory authorities.

We do not plan on applying to have our common stock listed on the OTCBB for another two to three years.  However, we cannot be sure we will be able to obtain a participating market maker or be approved for a quotation on the OTCBB.  If this is the case, there will be no liquidity for the shares of our shareholders.

If for any reason our common stock is not listed on the OTCBB or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so.  No market makers have committed to becoming market makers for our common stock and it is possible that none will do so.

Our stock price may be volatile, and you may not be able to resell your shares at or above the initial public offering price.

The trading price of our common stock after this offering may fluctuate widely, depending upon many factors, some of which are beyond our control.  These factors include, among others, the risks identified above and the following:

1.	variations in our quarterly results of operations;

2.	announcements by us or our competitors or lead source providers;

3.	changes in estimates of our performance or recommendations, or termination of coverage by securities analysts;

4.	inability to meet quarterly or yearly estimates or targets of our performance;

5.	the hiring or departure of key personnel, including agents or groups of agents or key executives;

6.	changes in our reputation;

7.	acquisitions or strategic alliances involving us or our competitors;

8.	changes in the legal and regulatory environment affecting our business; and

9.	market conditions in our industry and the economy as a whole.

In addition, if our shares are traded on the OTCBB, our share price may be impacted by factors that are unrelated or disproportionate to our operating performance.  Our share price might be affected by general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations.  In addition, even if our stock is approved for quotation by a market maker through the OTCBB, stocks traded over this quotation system are usually thinly traded, highly volatile and not followed by analysts.  These factors, which are not under our control, may have a material effect on our share price.

Our share price could decline due to the large number of outstanding shares of our common stock eligible for future sale.

The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market after this offering, or from the perception that these sales could occur.  These sales could also make it more difficult for us to sell our equity or equity-related securities in the future at a time and price that we deem appropriate.

Immediately after this offering is completed, we may have 25,479,380 shares of common stock outstanding.

Our principal stockholders, executive officers and directors own a significant percentage of our stock, and as a result, the trading price for our shares may be depressed and these stockholders can take actions that may be adverse to your interests.

Our executive officers and directors and entities affiliated with them will, in the aggregate, beneficially own 36.97% of our common stock before this offering and up to 22.46% following this offering.  This significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders.  These stockholders, acting together, will have the ability to exert control over all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets.  In addition, these stockholders who are executive officers or directors, or who have representatives on our board of directors, could dictate the management of our business and affairs.  This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination that could be favorable to you.

We anticipate the need to sell additional treasury shares in the future, meaning there will be a dilution to our existing shareholders resulting in their percentage ownership in the Company being reduced accordingly.

We expect that the only way we will be able to acquire additional funds is through the sale of our common stock.  This will result in a dilution effect to our shareholders whereby their percentage ownership interest in the Company is reduced.  The magnitude of this dilution effect will be determined by the number of shares we will have to issue in the future to obtain the funds required.

Because our common stock is subject to penny stock rules, the liquidity of your investment may be restricted.

Our common stock is now, and may continue to be in the future, subject to the penny stock rules under the Exchange Act.  These rules regulate broker/dealer practices for transactions in “penny stocks”.  Penny stocks generally are equity securities with a price of less than $5.00.  The penny stock rules require broker/dealers to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer’s account.  The bid and offer quotations and the broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.  In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These additional penny stock disclosure requirements are burdensome and may reduce the trading activity in the market for our common stock.  As long as the common stock is subject to the penny stock rules, holders of our common stock may find it more difficult to sell their securities.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our shares of common stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.  Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our shares of common stock, which may limit your ability to buy and sell our shares of common stock and have an adverse effect on the market for its shares.

If we are unable to gain commercial acceptance of our business model by various real estate industry members targeted by our business model, then we may be unable to implement our business plan which will affect our ability to continue operations.

Our success is dependent on the commercial acceptance of our business model by the various real estate industry members targeted by our business model.  Broad market acceptance of our business model will depend upon our ability to demonstrate to potential customers that our products are superior to or can compete favorably with alternatives.  There can be no assurance that any of the targeted markets will result in a significant commercial opportunity for us, that unforeseen problems will not develop with respect to the plans, or that we will be successful in completing the commercial implementation of the plan.

If we are unable to manage our growth effectively by continuing to implement and improve our management, operational and financial systems and to expand, train and manage our employees and franchise licensees, then we may fail to effectively manage growth which could have an adverse effect on results of operations.

Future growth may challenge our management, operational and financial resources.  We may experience problems associated with the roll-out of our plan, both foreseen and unforeseen.  Our ability to manage growth effectively will require us to continue to implement and improve our management, operational and financial systems and to expand, train and manage our employees and franchise licensees.  Management of growth is especially challenging for an organization with a relatively short operating history and limited financial resources and the failure to effectively manage growth could have a material adverse effect on our results of operations.

Exchange rate fluctuations may negatively impact our business.

Our reporting currency is the United States Dollar but our financial currency is the Canadian Dollar.  As such, exchange rate fluctuation may have a material impact on our consolidated financial reporting and make realistic revenue projections difficult.

If we issue additional shares of common stock in the future this may result in dilution to our existing stockholders.

Our articles of incorporation, as amended, authorize the issuance of 125,000,000 shares of which 100,000,000 are shares of common stock and 25,000,000 are preferred shares. Our board of directors has the authority to issue additional shares of common stock up to the authorized capital stated in the articles of incorporation.  Our board of directors may choose to issue some or all of such shares to acquire one or more businesses or to provide additional financing in the future.  The issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of our common stock.  It will also cause a reduction in the proportionate ownership and voting power of all other stockholders.

The shares available for sale immediately along with shares available pursuant to Rule 144 could significantly reduce the market price of our common stock, if a market should develop.

If a market should develop for the shares of our common stock, the market price could drop if a substantial amount of shares available for public sale without any increase to our capitalization are sold in the public market or if the market perceives that such sales could occur.  After a one-year holding period our restricted shares of common stock are eligible for trading, pursuant to Rule 144, without any additional payment to us or any increase to our capitalization.  Our affiliates will be subject to the limitations of Rule 144, including its volume limitations in the sale of their shares.  An aggregate of 13,010,000 of the outstanding shares of our common stock are held by officers, directors, affiliates and entities controlled by them and are subject to the limitations of Rule 144.  In addition, there is no limit on the amount of restricted securities that may be sold by a non-affiliate after the restricted securities have been held by the owner for a period of two years or more.  A drop in the market price could adversely affect holders of our common stock and could also harm our ability to raise additional capital by selling equity securities.

Our Bylaws do not contain anti-takeover provisions, which could result in a change of our management and directors if there is a take-over of our company.

We do not currently have a shareholder rights plan or any anti-takeover provisions in our Bylaws. Without any anti-takeover provisions, there is no deterrent for a take-over of our company, which may result in a change in our management and directors.

As a result of a majority of our directors and officers being residents of countries other than the United States, investors may find it difficult to enforce, within the United States, any judgments obtained against our directors and officers.

We do not currently maintain a permanent place of business within the United States.  In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States.  As a result, it may be difficult for investors to enforce within the United States any judgments obtained against our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

Please read this prospectus carefully.  You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with different information.  You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “RISK FACTORS”, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein.  Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.  The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

USE OF PROCEEDS

The net proceeds to us from the sale of up to 6,000,000 shares of our common stock at $1.00 per share, and from the payment of the exercise price of the share purchase rights to acquire up to 4,000,000 shares of our common stock, will vary depending upon the number of shares sold and the number of share purchase rights exercised.  Regardless of the number of shares sold and the number of share purchase rights exercised, we expect to incur offering expenses estimated at approximately $55,000 for legal, accounting, printing and other costs connected with this offering.

The table below shows the net proceeds from this offering we expect to receive for scenarios where we sell various amounts of the shares.  Since we are making this offering without any minimum requirement, there is no guarantee that we will be successful at selling any of the securities being offered in this prospectus.  Accordingly, the actual amount of proceeds we will raise in this offering, if any, may differ.

	% of total shares offered (including share purchase rights)
	20%	60%	100%
Shares sold and share purchase rights exercised	2,000,000	6,000,000	10,000,000
Gross proceeds	$2,000,000	$6,000,000	$10,000,000
Less offering expenses	$55,000	$55,000	$55,000
Net offering proceeds	$1,945,000	$5,945,000	$9,945,000

The principal purposes of this offering are to obtain additional capital, to create a public market for our common stock and to facilitate our future access to the public equity markets.

We currently estimate that we will use the net proceeds of this offering to execute our business plan and for general corporate purposes, including working capital.  We have not assigned specific portions of the net proceeds of this offering for any particular uses, and we will retain broad discretion in the allocation of these proceeds.

Pending such uses, we intend to invest the funds in short-term, investment-grade securities. We cannot predict whether the proceeds invested will yield a favorable return.

DETERMINATION OF OFFERING PRICE

We will sell our shares at $1.00 per share until our shares are quoted for trading on the OTCBB, and thereafter at prevailing market prices or privately negotiated prices.  The exercise price of the share purchase rights offered in this prospectus will be $1.00 per share until our shares are quoted for trading on the OTCBB, and thereafter the exercise price will be the prevailing market price of our shares on the date of grant of the share purchase right.  The exercise price of $1.00 was arbitrarily determined by us and bears no relationship whatsoever to, our assets, earnings, book value or any other criteria of value.  Among the factors considered were:

•	our lack of operating history
•	the proceeds to be raised by the offering
•	the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing stockholders, and
•	our relative cash requirements.

We intend to apply for a listing of our common stock on the OTCBB (or other specified market) within two to three years of becoming a reporting company under the Exchange Act, as amended (the “Exchange Act”).  If a market for our stock develops as a result of becoming listed on the OTCBB (or other specified market), we anticipate the actual price of sale will vary according to the market for our stock at the time of resale.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the offering price per share of our common stock and net tangible book value per share of our common stock immediately after this offering.  Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.  Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered.  Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing shareholders.  As of September 30, 2008, the net tangible book value of our shares of common stock was a deficit of ($594,349) or approximately ($0.039) per share based upon 14,939,380 shares outstanding.  Upon completion of this offering, in the event that all of the shares are sold and assuming that all of the share purchase warrants are exercised, the net tangible book value of the 25,479,380 shares to be outstanding will be $10,617,529, or approximately $0.42 per share.  The net tangible book value of the shares held by our existing stockholders will be increased by $0.42 per share without any additional investment on their part.  You will incur an immediate dilution from $1.00 per share to $0.42 per share.

The following table summarizes, as of February 10, 2009, the differences between the number of shares of common stock purchased from us, the total cash consideration paid and the average price per share paid by the existing stockholders and by the new investors purchasing stock in this offering at an assumed initial offering price of $1.00 per share, before deducting any estimated offering expenses payable by us:

	Shares purchased		Total cash consideration		Average price
	Number	Percentage	Amount	Percentage	per share
Existing stockholders	15,479,380	60.75%	$617,529	5.82%	$0.03989
New investors	10,000,000	39.25%	$10,000,000	96.18%	$1.00
Total:	25,479,380	100%	10,617,529	100%

SELLING SECURITY HOLDERS

Our current stockholders are not selling any of the shares being offered in this prospectus.

PLAN OF DISTRIBUTION

There is no current market for our shares

There is currently no market for our shares.  We cannot give you any assurance that the shares you purchase will ever have a market value or that if a market for our shares ever develops, that you will be able to sell your shares.  In addition, even if a public market for our shares develops, there is no assurance that a secondary public market will be sustained.

The shares you purchase are not traded or listed on any exchange.  Within three years after the effective date of the registration statement, we intend to have a market maker file an application with FINRA to have our common stock quoted on the OTCBB.  We currently have no market maker who is willing to list quotations for our stock.  Further, even assuming we do locate such a market maker, it could take several months before the market maker’s listing application for our shares is approved.

The OTCBB is maintained by FINRA.  The securities traded on the OTCBB are not listed or traded on the floor of an organized national or regional stock exchange.  Instead, these securities transactions are conducted through a telephone and computer network connecting dealers in stocks.  Over-the-counter stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Even if our shares are quoted on the OTCBB, a purchaser of our shares may not be able to resell the shares.  Broker-dealers may be discouraged from effecting transactions in our shares because they will be considered penny stocks and will be subject to the penny stock rules.  Rules 15g-1 through 15g-9 promulgated under the Exchange Act, as amended, impose sales practice and disclosure requirements on FINRA brokers-dealers who make a market in a “penny stock”.  A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share.  Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transactions is otherwise exempt.  In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities.  Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

The additional sales practice and disclosure requirements imposed upon brokers-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market, assuming one develops.

The offering will be sold by our officers and directors

We are offering up to a total of 6,000,000 shares of our common stock at $1.00 per share and share purchase rights to acquire up to 4,000,000 shares of our common stock at an exercise price of $1.00 per share.  The offering will be for a period of 180 days from the effective date and may be extended for an additional 90 days if we choose to do so, however, we intend to keep this registration statement continuously effective and to file post effective amendments as and when required in order continue our Own Your Future® plan.  In our sole discretion, we have the right to terminate the offering at any time, even before we have sold all of the 6,000,000 shares or distributed all of the 4,000,000 share purchase rights pursuant to this offering.  There are no specific events which might trigger our decision to terminate the offering.

We have not established a minimum amount of proceeds that we must receive in the offering before any proceeds may be accepted.  We cannot assure you that all or any of the shares offered under this prospectus will be sold.  No one has committed to purchase any of the shares offered.  Therefore, we may sell only a nominal amount of shares and receive minimal proceeds from the offering.  We reserve the right to withdraw or cancel this offering and to accept or reject any subscription in whole or in part, for any reason or for no reason.

Subscriptions will be accepted or rejected promptly.  All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.

Any accepted subscriptions will be made on a rolling basis.  Once accepted, the funds will be deposited into an account maintained by us and be immediately available to us. Subscription funds will not be placed into escrow, trust or any other similar arrangement.  There is no investor protection for the return of subscription funds once accepted.  Once we receive the purchase price for the shares, we will be able to use the funds.  Certificates for shares purchased will be issued and distributed by our transfer agent promptly after a subscription is accepted and “good funds” are received in our account.

If it turns out that we have not raised enough money to effectuate our business plan, we will try to raise additional funds from a second public offering, a private placement or loans.  At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future.  If we need additional money and are not successful, we may have to suspend or cease operations.

We will sell the shares in this offering through our officers and directors.  The officers and directors engaged in the sale of the securities will receive no commission from the sale of the shares nor will they register as a broker-dealer pursuant to Section 15 of the Exchange Act in reliance upon Rule 3(a)4-1.  Rule 3(a)4-1 sets forth those conditions under which a person associated with an issuer  may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer.  Our officers and directors satisfy the requirements of Rule 3(a)4-1 in that:

1.	None of such persons is subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2.
None of such persons is compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

3.	None of such persons is, at the time of his participation, an associated person of a broker- dealer; and

4.
All of such persons meet the conditions of Paragraph (a)(4)(ii) of Rule 3(a)4-1 of the Exchange Act, in that they (A) primarily perform, or are intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) are not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

As long as we satisfy all of these conditions, we are comfortable that we will be able to satisfy the requirements of Rule 3a4-1 of the Exchange Act notwithstanding that a portion of the proceeds from this offering will be used to pay the salaries of our officers.

As our officers and directors will sell the shares being offered pursuant to this offering, Regulation M prohibits the Company and its officers and directors from certain types of trading activities during the time of distribution of our securities.  Specifically, Regulation M prohibits our officers and directors from bidding for or purchasing any common stock or attempting to induce any other person to purchase any common stock, until the distribution of our securities pursuant to this offering has ended.

We have no intention of inviting broker-dealer participation in this offering.

Offering period and expiration date

This offering will commence on the effective date of this prospectus, as determined by the Securities and Exchange Commission and continue for a period of 180 days.  We may extend the offering for an additional 90 days unless the offering is completed or otherwise terminated by us.  However, we intend to keep this registration statement continuously effective and to file post effective amendments as and when required in order continue our Own Your Future® plan.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must deliver a bank draft or certified funds for acceptance or rejection.  The Sales Agents under the ESCO® franchise structure (See “Description of Business – Franchise Structure”) are required to purchase a minimum of 2% of their gross annual sales commissions each year up to a maximum of 5%.  Franchisees are required to purchase a minimum of 0.2% of the gross annual sales commissions each year of the Sales Agents in their offices up to a maximum of 0.5%. There are no minimum or maximum share purchase requirements for Regional Owners or Support Staff under the ESCO® franchise structure (See “Description of Business – Franchise Structure”).  All checks for subscriptions must be made payable to “ESCO Global Realty Corp.”

Upon receipt, all funds provided as subscriptions will be immediately deposited into our account and be available for our use to further the development and business of the Company.

Right to reject subscriptions

We maintain the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, except for the mandatory subscriptions by Sales Agents as mentioned above.  All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.  Subscriptions for securities will be accepted or rejected within 48 hours of our having received them.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

Our Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock without par value.  The holders of our common stock are entitled to one vote per share for each share held on all matters to be voted on by shareholders, including election of directors.  The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of legally available funds.  In the event our company is liquidated, dissolved or wound up, the holders of our common stock are entitled, subject to the rights of the shares of preferred stock as established by the Board of Directors of ESCO® in accordance with our articles of incorporation and the Colorado Business Corporation Act, to share pro-rata in all assets remaining available for distribution to them after payment of all liabilities.  The holders of our common stock do not have any pre-emptive rights.  To the extent that additional shares of our common stock are issued, the relative interest of then existing stockholders may be diluted.

Share Purchase Rights

Our offering of share purchase rights will enable acquisition of up to 4,000,000 of our common shares.  All share purchase rights will be exercisable at a price of $1.00 per share unless our common shares are listed on an exchange.  If our common shares are listed on an exchange, the exercise price per share will be the market price in effect on the date that the share purchase right was issued.  Share purchase rights will expire on the earlier of (i) the date the holder leaves the ESCO® Regional Owner or Franchisee or (ii) the expiration of three years from the date of issue, at which time they may be open for renewal or replacement depending upon the requests of Regional Owners or Franchisees.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries, except for Devlin Jensen, who has been issued 58,258 shares to extinguish an outstanding account of CAD$35,988.92 at a price of approx. $0.62 per share and Peter Jensen, a principal of Devlin Jensen, who was issued 200,000 shares of common stock at a price of $0.001 per share, which shares are held in trust by Peter Jensen for all of the principals of Devlin Jensen.  In addition, no such persons were connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Werdann Devito LLC, Certified Public Accountants and Consultants, of Lyndhdurst, New Jersey, has audited our financial statements for the period ended December 31, 2007, and presented its audit report dated April 28, 2008, regarding such audit which is included with this prospectus with their consent as experts in accounting and auditing.

INFORMATION WITH RESPECT TO THE REGISTRANT

Description of Business

We were incorporated in the State of Colorado, United States, on January 30, 2003 under the name Trans-Group International Inc. and have a December 31 fiscal year end.  On June 2, 2003, we amended our articles of incorporation to change our name from Trans-Group International Inc. to Trans Globus Realty Corporation and on October 24, 2004, we amended our articles of incorporation to change our name from Trans Globus Realty Corporation to ESCO Global Realty Corp. (“ESCO®”).  ESCO is an acronym: Equity, Security, Community, Ownership.  ESCO® has been considered a development stage enterprise since its formation.

ESCO® is a real estate franchisor whose mission is to provide a marketing identity and operations model for an international real estate network through the application of the “Own Your Future®” plan, a business model that incorporates ownership at each level of the organization.  We hold trademark protection relating to our name.  We license the right to market the ESCO® franchise system in predefined geographic areas.  We intend to conduct our business through a projected network of 40 to 50 Regional Owners in the U.S. and Canada.  Our franchise system generates income for us through franchise fees and transaction fees.  Additional income is expected to be generated through ancillary programs developed after the ESCO® franchise system is established.

We have had no revenues for the nine month period ended September 30, 2008, which has generated a net loss of $577,707 for the same period.

We currently employ one management employee.

Intellectual Property

The following marks are registered on the principal register in the United States Patent and Trademark Office (USPTO). ESCO Global Realty Corp. has filed all required affidavits and renewal registrations for the following trademarks:

ESCO
Application Date	2003-11-24
Serial Number	78331981
Status	Registered
Registration Date	2005-07-26
Registration Number	2979592

OWN YOUR FUTURE
Application Date	2004-02-22
Serial Number	78372011
Status	Registered
Registration Date	2008-08-05
Registration Number	3482024

LOGO (DESIGN)
Application Date	2005-04-21
Serial Number	78613813
Status	Registered
Registration Date	2006-11-21
Registration Number	3173267

The following mark is registered on the principal register in the Canadian Intellectual Property Office (CIPO).  ESCO Global Realty Corp. has filed all required statements for the following trademark:

ESCO / LOGO / OWN YOUR FUTURE
Application Date	2003-12-12
Application Number	1201607
Status	Registered
Registration Date	2006-07-21
Registration Number	TMA668433

The Company’s domain names include ESCOglobalrealty.com, ESCOrealty.com, ownyourfuture.com, ESCOtraininginstitute.com, ESCOfoundation.com, ESCOfinancial.com, ESCOmortgage.com, ESCObank.com, ESCOhomes.com, ESCOcommercial.com, ESCOici.com, ESCOtravel.com, and ESCOvacation.com.

Franchise Structure

The ESCO® franchise structure consists of ESCO Global Realty Corp., the Regional Owner (also referred to as the Subfranchisor), the Franchisee, and the Sales Agent.

ESCO Global Realty Corp. provides a system and services that support its Regional Owners, Franchisees, and Sales Agents in attracting and conducting business with buyers and sellers of residential and commercial real estate.  The ESCO® franchise generates income for ESCO Global Realty Corp. through franchise fees, transaction fees and ancillary business.

ESCO Global Realty Corp. licenses the right to market the ESCO® System in predefined geographical areas. The Company will conduct its business through a network of 40 – 50 Regional Owners and Regional Managers in the U.S., Canada and beyond.  These Regional Owners and Regional Managers will build the ESCO® franchise within their territory.

Each Regional Owner pays an initial license fee calculated in accordance with the population size of the Region (this fee is equal to $40,000 per million people or portion thereof and each Region is typically three million people or more in size) for a 15-year sub-franchisor license granting the right to market the ESCO® System to Franchisees.  The Regional Owner’s income is comprised of two main elements: franchise fees and transaction fees.

The fee that a Franchisee pays to the Regional Owner for a 5-year license to market under the ESCO® System is dependent upon the size of the franchise being offered.  A full size franchise (25 – 100,000 population) is $15,000; a medium size franchise (10 – 25,000 population) is $11,000; a low density franchise (less than 10,000 population) is $7,000.  The Regional Owner retains 75% of the franchise fee and remits 25% to ESCO Global Realty Corp.

Each population of three million supports (depending on the distribution of the population), 20 full size franchises, 8 – 10 medium size franchises, and 5 – 8 low density franchises.

A full size franchise must have a minimum of 30 Sales Agents comprising its sales force.  This quota must be satisfied within the first three-years of operations by the Franchisee acquiring 10 Sales Agents within 12 months, 20 in 24 months and 30 in 36 months.  A medium size franchise must satisfy a quota of 20 Sales Agents within 36 months, and a low density franchise must satisfy a quota of 7 Sales Agents within 36 months.

The Sales Agent pays the Franchisee a market-based management fee.  Rather than limiting Franchisees to a one-size-fits-all approach, each Franchisee is free to determine the cost-recovery approach that works best for their local market.  This may include commission splits, desk fees, deal fees, or any combination of these.  The costs of doing business in the downtown of a major city are obviously different from those in a smaller center, and the flexibility of a market-based management fee ensures ongoing profitability for the Franchisee.

The Sales Agent also pays a transaction fee.  Transaction fees are payable on both the purchase and the sale of a property.  A Sales Agent may be involved in one or both “ends” as the listing agent and/or the selling agent for a property.  Each “end” is subject to a $150 transaction fee paid by the Sales Agent.  Of that $150, $75 goes to the Regional Owner and $75 goes to ESCO Global Realty Corp.  Sales Agents are required to participate in the Own Your Future® plan.

Own Your Future® Plan

At ESCO®, we believe that ownership is the key to success and addresses the problem of Sales Agent recruitment, motivation, and retention head-on through the Own Your Future® plan.  The Own Your Future® plan has two components: the equity purchase plan (“Equity Purchase Plan”) and the share purchase rights plan (“Share Purchase Rights Plan”).

Pursuant to our Equity Purchase Plan, our Sales Agents are required to purchase a minimum amount of our common shares in an amount equal to 2% of their gross commissions annually and may elect to purchase a maximum amount of our common shares of up to 5% of their gross annual commissions.  Our Franchisees are required to purchase a minimum amount of our common shares in an amount equal to 0.2% of the gross commissions annually of the Sales Agents in their offices and may elect to purchase a maximum amount of our common shares of up to 0.5% of the gross commissions annually of the Sales Agents in their offices.  In addition, our, Regional Owners and support staff may purchase, subject to our approval, any number of our common shares at any time at their own discretion.  All shares purchased pursuant to the Equity Purchase Plan will be priced at $1.00 per share until our common shares are listed on an exchange.  If our shares are listed on an exchange, the purchase price per share will be the market price in effect on the date of the purchase.

In addition to the offering of our common stock for purchase pursuant to the Equity Purchase Plan, we will offer share purchase rights pursuant to a Share Purchase Rights Plan to our Sales Agents, Franchisees, Regional Owners, and support staff.  These share purchase rights are based on participation, recruitment and performance, and will expire on the earlier of (i) the date the person leaves the ESCO® franchise organization or (ii) the expiration of three years from the date of issue.

Share purchase rights to acquire 1,000 of our common shares will be granted to our Sales Agents, Franchisees, Regional Owners, and support staff upon joining the ESCO® franchise organization.

Share purchase rights to acquire 500 of our common shares will be granted for the recruitment of each additional Sales Agent by our Sales Agents, Franchisees, and support staff and share purchase rights to acquire 500 of our common shares will be awarded for the recruitment of each additional Franchisee by Regional Owners.

In addition, share purchase rights will be granted on a quarterly basis as follows:

1.
Our Franchisees will receive share purchase rights to acquire common shares in the amount of 0.5% of the total gross commissions earned by all Sales Agents within the Franchisee’s offices during that quarter of our fiscal year; and

2.
Our Regional Owners will receive share purchase rights to acquire common shares in the amount of 0.5% of the total gross commissions earned by all Sales Agents within the Regional Owner’s region during that quarter of the our fiscal year.

All share purchase rights will be exercisable at a price of $1.00 per share unless our common shares are listed on an exchange.  If our common shares are listed on an exchange, the exercise price per share will be the market price in effect on the date that the share purchase right was issued.  Each Share Purchase Right shall expire three years from the date of issue or as otherwise provided for in the ESCO Share Purchase Rights Plan.

Existing Subfranchise Agreements

As of February 10, 2009 ESCO® has entered into six Subfranchise Agreements with each of Irv Thomas Investments Ltd. (“ITIL”), 3137772 N.S. Ltd. (“772”), Solid Gold Construction Ltd. (“Solid Gold”), D. Wade MacKay (“MacKay”) and 1401041 Alberta Ltd. (“041”).  These Agreements provide the basis by which the relationships between the contracting parties are governed and in particular what each of the parties rights, responsibilities and duties are.  Under the Agreement, the Subfranchisors have each acquired exclusive rights to market the ESCO® System in a defined geographical area.  A model Subfranchise Agreement is attached as Exhibit “10.2”.

The Subfranchise Agreement entered into between ESCO® and ITIL on December 16, 2004, provided ITIL with exclusive rights to market the ESCO® System in the western-Canadian Provinces of British Columbia, Alberta, Saskatchewan and Manitoba.  ITIL conducted business under the trade name ESCO® WestCan.  However as of May 9, 2008, this Subfranchise Agreement was terminated and the rights and entitlements of ITIL thereunder were assigned back to ESCO® for the sum of $300,000.  ESCO® delivered to ITIL the sum of $50,000 upon entering into the Assignment Agreement and the balance owing has been secured by a promissory note.  The terms of the promissory note include interest to be paid on the balance owing at the rate of 4% per annum.  ESCO® is required to pay the balance and accrued interest by paying to ITIL 20% of the funds received from the sale of other Subfranchise Agreements or 20% of the capital raised through equity financing.  ESCO® may at its option make additional payments without notice, penalty or bonus.

The Subfranchise Agreement entered into between ESCO® and 772 on May 4, 2006, provides 772 with exclusive rights to market the ESCO® System in the eastern-Canadian Provinces of Nova Scotia, New Brunswick, Prince Edward Island and Newfoundland and Labrador.  772 shall conduct business under the trade name ESCO® Atlantic Canada.

The Subfranchise Agreement entered into between ESCO® and Solid Gold on February 27, 2007, provides Solid Gold with exclusive rights to market the ESCO® System in North Carolina.  In North Carolina, Solid Gold shall conduct business under the trade name ESCO® North Carolina.

A second Subfranchise Agreement entered into between ESCO® and Solid Gold on February 27, 2007, provides Solid Gold with exclusive rights to market the ESCO® System in South Carolina.  In South Carolina, Solid Gold shall conduct business under the trade name ESCO® South Carolina.

The Subfranchise Agreement entered into between ESCO® and MacKay on May 29, 2008, provides MacKay with exclusive rights to market the ESCO® System in New Jersey.  MacKay shall conduct business under the trade name ESCO® New Jersey.

The Subfranchise Agreement entered into between ESCO® and 041 on Dec. 20, 2008, provides 041 with exclusive rights to market the ESCO® System in the western-Canadian Provinces of Alberta, Saskatchewan, and Manitoba.  041 shall conduct business under the trade name ESCO® Canadian Prairies.

The Subfranchise Agreement entered into between ESCO® and 041 on Dec. 20, 2008, provides 041 with exclusive rights to market the ESCO® System in the northern-Canadian Territories of Yukon, Northwest and Nunavut.  041 shall conduct business in this region under the name ESCO® Canada North.

Plan of Operations

Overview

The ESCO® franchise system will be built through the efforts of its Regional Owners and ESCO® Regional Managers.  A team of 40 – 50 Regional Owners and ESCO® Regional Managers will be responsible for recruiting Franchisees and supporting these Franchisees in their efforts to recruit, motivate, and retain Sales Agents.

The anticipated sales cycle to close a Regional Owner takes place over an 8 – 12 week time frame and involves 3 – 4 personal meetings before the franchise documents are executed.  Recognizing the decision-making process that each Regional Owner undergoes before investing a substantial amount of money, a methodical approach is taken in the sales process, both before and after the actual sale.

Following the sale, ESCO® provides the Regional Owner with a comprehensive three-day training program that includes instruction in the management and operation of a Regional Territory.  Within 180 days, the Regional Owner must open an office and commence business.  When the Regional Owner signs new Franchisees, ESCO® will also provide a three-day training program for those Franchisees.  The Franchisee must open an office within 120 days.

ESCO Global Realty Corp. expects to deliver branded services to Sales Agents, Franchisees and Regional Owners.  The corporate website will provide real estate buyers and sellers with relevant information as they proceed through the stages of their transaction, as well as building awareness of ESCO® in the real estate industry.  The goal will be to have the buyer or seller make contact with an ESCO® Sales Agent as a result of the information presented on the website.

Sales Agents will be offered a selection of services necessary to establish an online presence and to communicate effectively within the franchise. Service packages will be “layered”. The base layer (Level 1 Service) will include the components necessary to communicate effectively within the franchise and to establish a basic online presence:

1.	a template-based webpage personalized with Sales Agent name and contact information: telephone numbers, e-mail address, etc.;

2.	an e-mail account SalesAgentName@ESCOrealty.com;

3.	online corporate newsletter – this will be a primary form of information dissemination within ESCO®;

4.	corporate discussion group – this will be a moderated forum allowing Sales Agents to make comments and suggestions, ask questions, etc. of other ESCO® Sales Agents and management;

5.	instant messaging forum – to facilitate rapid response, real-time intracompany communication.

Level 2 Service adds a sub-domain in the Sales Agent’s name.  The URL will look like www.SalesAgentName.ESCOrealty.com.  The template-based web pages provided with this level of service will be able to be personalized by the Sales Agent.  It will include the features of Level 1 Service, as well as:

1.	a web-based e-mail account – for use when traveling;

2.	MLS links to personal listings;

3.	an autoresponder – to allow instant response to information requested via e-mail or from web page. Pre-written e-mail templates will be provided;

4.	a listserver that will allow the Sales Agent to publish their own newsletter. A template newsletter will be provided that Sales Agents may personalize for their own use.

Level 3 Service gives the Sales Agent their own domain: www.SalesAgentName.com and will allow extensive customization.  Level 1 and 2 Service features are included, as well as:

1.	additional e-mail accounts – use for family members so that they are promoting the Sales Agent’s site;

2.	additional autoresponders – one for buyers, one for sellers, etc.;

3.	listing pages for personal listings – Sales Agents will be able to have new listings online instantly. Pictures and copy can be uploaded through a simple web interface;

4.	notification from web page – visitors can fill in a form, which is then sent to the Sales Agent’s pager or cell phone.

In addition to internal revenue streams, ESCO®’s suppliers are expected to provide prospective revenue, cross-selling and marketing alliance opportunities.  Some complementary relationships will surround the real estate transaction itself, for example, with mortgage companies, appraisers, home inspectors, insurance and home warranty providers, etc.  Other relationships will be developed around home ownership: movers, renovation contractors, appliance/furniture stores, security services, property management, etc.  Still other relationships will be developed to further the ESCO brand: financial planning and investment, group insurance, vacation and travel companies, etc.

Operation

ESCO® expects to act as a virtual host, contracting with an Internet Service Provider to provide a bundle of services (web server, mail server, etc.) for a monthly fee.  The ISP will be responsible for maintaining the equipment (including daily backups) and ensuring that it is secure and operational 24/7.  Dial-up access will not be provided.

ESCO® expects to purchase the application software and services required to run the various aspects of its business, including:

•	billing
•	credit card processing
•	affiliate administration
•	web page replication

Additional features are expected to be evaluated and added as appropriate.  Software for the development of the corporate site may include:

•	ad rotation/administration
•	search engine
•	postcards
•	news headlines

Functionality is expected to be added with the goal of hands-off operation, minimal operating expenses, potential revenue-sharing opportunities, and enhanced viewer experience.

Equipment and Staffing

The ESCO Global Realty Corp. service offerings have been designed to be delivered with minimal equipment and staffing, thereby keeping operating costs as low as possible.  All Internet services are expected to be provided through an outside agency as well as labor for specialized services such as web design, delivery of training programs, and event planning.

Capacity

The ESCO Global Realty Corp. service offerings have been designed to be fully scalable.  All of the systems are expected to be set up with a vision of supporting a 2,500 office / 100,000 Sales Agent organization.  This approach is expected to facilitate rapid growth without having to change major systems in the middle of that growth.  Less critical components may be added, changed, or adapted as necessary.

The interfaces between specific components of the system are expected to be developed over the course of the first year.  Critical to this will be the architecture for the company database.  To provide effective planning for ESCO®’s infrastructure, a technical specifications document will be developed to define the hardware, system software, applications, interfaces, and the integration of each of these components.

Market

Industry

There are over 1,300,000 real estate agents in the U.S. and about 85,000 in Canada.  The real estate industry is comprised of franchise operations and independent real estate offices.  In the U.S., about 40% of real estate companies are associated with a franchise, while in Canada the number is about 75%.

Franchise operations include such companies as Re/Max, Century 21, Coldwell Banker, ERA, GMAC Real Estate, Prudential Real Estate, Realty Executives, Royal LePage (Canada), Keller Williams Realty, Exit Realty, and Sutton Group (Canada) – each of which has a varying degree of market acceptance and name recognition.

The business model of most franchise operations in the U.S. and Canada is based on licensing fees, per capita sales agent fees, and transaction fees.  The franchisor licenses an office owner to use the identity of the franchisor in a certain geographical area.  The office owner then collects a monthly franchise fee from the sales agent and remits that to the franchisor.  In return, each sales agent receives whatever benefits the franchisor chooses to provide – minimally, the right to use the franchisor’s name and trademarks in the course of self-promotion.

In recent years, various online business models were attempted, relying on public funding to cover the shortfall between revenue derived from advertising, lead referral fees and sales of products and services and high operating costs.  These models have not proven themselves to be viable alternatives to involvement in the real estate transaction itself.

The number of independent real estate offices continues to shrink as more and more sales agents opt to join real estate companies offering the advantages of affiliation with a national franchisor.

Compensation Plans

Over the past thirty years, a variety of compensation plans have been developed in the real estate industry, each attempting to provide consistent profitability for the office owner and sufficient incentive for the sales agent:

1.	Traditional Commission Splits
2.	National/International Franchise Operations
3.	Desk Fees
4.	Deal Fees
5.	Profit Sharing
6.	Residuals

Traditional Commission Splits: the gross commission due to a real estate agent on the sale of a home is split between the agent and the office owner.  The office owner determines the agent/office owner commission split, typically ranging from 60/40 for a new agent to 90/10 for a top producer.  The office owner’s share is sufficient to warrant the investment of time and money in recruiting, training, and mentoring.

National/International Franchise Operations: while seeing little change in the commission split structure, real estate agents are required to send a franchise fee of 2% - 3% of their gross commission to the franchisor.  In return the office owner and agent receive the perceived advantages associated with the franchise brand name.

Desk Fees: This system, popularized by Re/Max, allows a real estate agent to retain 95 – 100% of the commission while paying a monthly fee – commonly known as the desk fee – to the office owner as well as a franchise fee to the franchisor.  The desk fee is a fixed amount regardless of activity level; the agent determines his own working hours, advertising budget and controls all expenses beyond the desk fee and franchise fee.

This system attracted many top-producing real estate agents.  However, the sheer volume of deals put through an office by these top producers places such a heavy demand on an office owner’s support and admin staff that expenses spiral and profitability suffers.  If the monthly desk fee is increased so that the top producers pay their fair share, the broker may fail to attract enough average agents in sufficient numbers to maintain profitability.

Deal Fees: This development saw a lower desk fee supplemented with a transaction fee – known as a deal fee – for every sale processed by the office owner.  In this system the office owner becomes a clearing-house, providing no training or support systems.  Drawn by the prospect of cheap overhead, the result is a high turnover of lower level and new real estate agents, while top producers, who view support systems as essential to their success, stay away.

Profit Sharing/Residuals: In various profit-sharing plans, part of the commission is moved from one real estate agent to another to encourage recruitment of more agents.  More recent is a concept that pays an ongoing benefit – know as a residual – to the sponsoring agent or office owner.  A concept borrowed from network marketing, it is based on a percentage of the commissions earned by the sponsored agent.  Most sales people, however, are not very effective recruiters.  Like network marketing, the concept is appealing, but meets with limited success for most involved because of their inability to recruit, motivate and train.

Each of these compensation plans fails to meet the needs of its office owners or real estate agents at different production levels.  Notwithstanding their disadvantages, all of these plans remain in use in the industry.

Competitive Advantage

Transfer of sales agent and brokerage loyalty is a problem endemic in the real estate industry because the sales agents and brokers have no vested interest to hold them to a brokerage or a particular franchise.  When they leave, they walk away with nothing.  As independent contractors they have not been given the security of a retirement plan and consequently, have no incentive to stay with one company.  In the ESCO® franchise organization, we expect to have a high recruitment and retention rate by giving the people who are building the company a share in its success.  Every Regional Owner, Franchisee, Sales Agent, and every employee in the ESCO® organization will have the vested interest of an owner, holding shares in a company that expects to be a reporting issuer in the United States and expects to be publicly traded in the next two to three years.

Ownership engenders loyalty and creates a sense of community – a network of owners building equity in their own company.  In addition to the exceptional promotional possibilities inherent in the appeal of a company owned by the people who build it, stock ownership addresses the problems of recruitment and retention head-on. ESCO® anticipates a much higher retention rate than is common in the industry, lower costs associated with recruitment, and consequently, higher profitability for the Franchisee.

Employee stock ownership programs have been used successfully in other industries, but they have not been introduced to the real estate industry for three main reasons:

1.	private ownership – the major real estate franchises are privately owned and closely held.

2.
franchise structure – real estate franchise operations have comparatively few employees.  The franchisor does not have a parent/subsidiary relationship with its sub-franchisors or franchisees.  Franchisees do not have an employer/employee relationship with their sales agents – they are independent contractors.

3.	magnitude – franchise operations are large. ESCO Global Realty Corp.’s plan envisages 40 – 50 Regional Owners and ESCO® Regional Managers, 5,000 Franchisees, and 100,000 Sales Agents.

ESCO Global Realty Corp. has been structured to facilitate the success of the Own Your Future® plan.  This plan is unprecedented in the real estate industry.  It is a vehicle in which a large number of independents are offered the opportunity to share in the success of the company they will help build.

Our challenge to sales agents is summarized in our positioning statement – Own Your Future®.

In addition to the Own Your Future® plan, the ESCO® Training Institute offers a unique competitive advantage.

ESCO® Training Institute

Under the conventional model of traditional commission splits, one of the broker’s chief roles was to recruit high quality individuals and train them to succeed in the real estate industry.  With the appearance of national and international franchises, minimal franchisor-sponsored programs, consisting chiefly of week-long indoctrination sessions on their brand, began to replace broker training programs.

With the onset of the desk fee and deal fee concepts, the industry experienced a further erosion of in-house training programs.  Recognizing sales agent need for ongoing education and training, a proliferation of independent consultants, trainers, and motivators began to fill the gap.  Unfortunately, the price for such services is borne by individual sales agents, the very people who need training more than anyone – the new and the inexperienced – and who are also least able to afford on-going education and highly personalized training.  The result has been high industry turnover and loss of personnel who, had they been trained and coached well, would continue in their pursuit of a career in real estate.

On-going education and training of sales agents will be our central focus.  To that end, the ESCO® Training Institute (“ESCOTI”) was established with a mandate to provide systematic on-going basic and continuing education as well as high level sales agent training modules through its in-house trainers and recruiters who will be based at regional levels.  They will assist our Regional Owners and Franchisees and will also provide comprehensive introductory training courses for people wishing to embark on a real estate sales career.  The modules will be presented in a variety of venues: online, local seminars, regional and national conferences, etc.

Service Offerings

Although owners of real estate can sell their property on their own (such sellers are known as For Sale by Owner, or FSBOs), the majority of home sellers list their property with a sales agent, who then exposes that listing to other sales agents, usually through a local Multiple Listing Service (the “MLS”).

Prior to the advent of the Internet, MLS made listing books available to participating sales agents.  Buyers had to approach a sales agent to explore the inventory of properties listed on the MLS.  Such listing data is now displayed online for public viewing.  Online aggregators of listing data have contracted with multiple MLSs, thereby providing viewing access to a large listing inventory.

The National Association of REALTORS® reports that over 85% of real estate transactions in the United States involve a buyer using the Internet for their house search.  The online-only real estate transaction, however, has proven to be a rarity.  The popularly predicted demise of the role of individual sales agents in the real estate transaction has not come to pass – buyers require local knowledge and the security of dealing with a professional sales agent.

Online service offerings are a necessity, particularly as technology-fluent consumers comprise an ever-larger pool of homebuyers.  ESCO® will deliver branded services to home buyers and sellers encouraging them to use the services of ESCO® Sales Agents.  The ESCO® website will offer a comprehensive range of on-site resources enabling visitors to conduct listing research, and will offer property and Sales Agent search tools, detailed listing information, community data, and mortgage calculators, as well as ancillary services supporting a transaction.  Buyers will receive e-mail alerts based on information they enter into user profiles.

Potential ESCO® Regional Owners, Franchisees, and Sales Agents will be directed to designated areas of the website.  Regional Owners and Franchisees will receive access to a members-only website, with offerings differing for each group. The site will feature a resource library comprised of digital corporate brand assets – downloadable templates for documents, forms, presentations for listing and recruiting, newspaper and magazine advertising layouts, radio and television ads, and signage specifications. Web-to-print technology will be incorporated to allow end users to make allowable edits to branded documents, proof them, and place an order to approved suppliers.

Online services for Sales Agents will include products and services designed to facilitate success in an increasingly high-tech business environment.  These will include personal websites, e-mail list servers, templates for newsletters and sales correspondence, and productivity tools enabling more effective management of listings and communications with clients.

To provide for consistent and effective administration, the ESCO® System will incorporate an office management system for Franchisees and their Sales Agents and a financial management system for Franchisees and Regional Owners.

Franchisees will use the office management system to ensure efficient management of their offices.  It will control office listings, organize appointment schedules for showings, and integrate messaging, paging and e-mail notifications.

The financial management system will be integrated with the office management system to provide complete financial management and control.  It will generate the trade records to manage and close transactions, as well as perform commission calculations and track expenses, allowing control and management of agent expense billing.

Using the financial management system, the necessary transaction information will be fed from the Franchisee to the Regional Owner and, in turn, to ESCO Global Realty Corp. to provide the necessary control for transaction fees, equity purchases, and share purchase right eligibility.

Competition

The face of the real estate industry is changing.  It is becoming more high-tech and has moved in the direction of fully integrated services; a highly organized, and a more sophisticated workforce is eager to seize upon the advantages offered by size and technology.  Many brokerages are finding it increasingly challenging to maintain a competitive edge. Further, it is making irrelevant part-time and “try-it-out” sales agents because of the training and the infrastructure investment required.

In examining the offerings of services from competing franchises, it is apparent that their primary concern is the promotion of the franchise, not the franchisee, and certainly not the individual sales agent.  Considering franchise websites, for example, some sites make it difficult to get to an individual sales agent’s site, while others provide only minimal exposure for the sales agent.  As the demand for higher technology increases, only those companies geared to provide it will maintain a solid market position.

The goal of ESCO® is to deliver branded services to its Sales Agents at low cost and without the necessity of having to acquire prerequisite technical skills to produce a professional product.  Such services have to be inexpensive and user-friendly.

Long-Term Opportunities

Through its Own Your Future® plan, ESCO Global Realty Corp. expects to be provided with an ongoing source of proceeds from equity purchases.  ESCO® is positioned to be a financial and marketing umbrella for businesses complementary to or closely aligned with real estate sales, including mortgage brokering, financial planning and investment, insurance services and property management.

Description of Property

As at February 10, 2009, our office is located at 594 Dagall Road, Mill Bay, BC, V0R 2P4, Canada.  We do not have any other physical facilities at this time.  Our technological infrastructure will be provided by subcontractors.

Legal Proceedings

We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation.  There are no other proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

Market Price of and Dividends on the Registrant's Common Equity and
Related Stockholder Matters

Market Information

There is presently no public market for our common stock.  We anticipate seeking sponsorship for the trading of our common stock on the OTCBB within three year of the effectiveness of the registration statement of which this prospectus forms a part.  However, we can provide no assurance that our shares will be traded on the OTCBB or, if traded, that a public market will materialize.

Holders

As of February 10, 2009, ESCO Global Realty Corp. had thirty-one shareholders of record holding common shares.

Dividends

Our Board of Directors has not declared a dividend on our common stock in the two most recent fiscal years.  While we do not intend to pay any cash dividends in the foreseeable future, there are no restrictions that limit our ability to pay dividends on our common shares in the future, subject to the Company not becoming insolvent upon the payment of a dividend.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Exchange Act, as amended that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).  For transactions covered by this Section 15(g), the broker/dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale.  Consequently, Section 15(g) may affect the ability of broker/dealers to sell our securities and also may affect your ability to sell your shares in the secondary market.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities.  These rules require a one page summary of certain essential items.  The items include among others the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as “bid” and “offer” quotes, a dealers “spread” and broker/dealer compensation; the broker/dealer compensation, the broker/dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; and the customers rights and remedies in causes of fraud in penny stock transactions.

Equity Compensation Plan Information

We have not yet established an equity compensation plan other than the Equity Purchase Plan and the Share Purchase Rights Plan under the Own Your Future® plan discussed above.

Management’s Discussion and Analysis

The following discussion and analysis of the results of operations and financial condition of ESCO Global Reality Corp. for the fiscal years ended December 31, 2007, 2006 and 2005 and for the nine months ended September 30, 2008 and 2007 should be read in conjunction with the Selected Consolidated Financial Data, ESCO Global Reality Corp.’s financial statements and the notes to those financial statements that are included elsewhere in this prospectus.  Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Forward-Looking Statements and Description of Business sections in this prospectus.  We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

We were incorporated in the State of Colorado, United States, on January 30, 2003 under the name “Trans-Group International Inc.” and have a December 31 fiscal year end.  On June 2, 2003, we amended our articles of incorporation to change our name from “Trans-Group International Inc.” to “Trans Globus Realty Corporation” and on October 24, 2004, we amended our articles of incorporation to change our name from “Trans Globus Realty Corporation” to “ESCO Global Realty Corp.”  We are a real estate franchisor whose mission is to provide a marketing identity and operations model for an international real estate network through the application of the “Own Your Future®” plan, a business model that incorporates ownership at each level of the organization.  We hold trademark protection relating to our name.  We license the right to market the ESCO® franchise system in predefined geographic areas.  We intend to conduct our business through a projected network of 40 to 50 Regional Owners in the U.S. and Canada.  Our franchise system generates income for us through franchise fees and transaction fees.  Additional income is expected to be generated through ancillary programs.

Significant Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods.  On an ongoing basis, we evaluate our estimates and assumptions.  We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies are more fully described in Note 3 to our consolidated financial statements under the section below titled “Financial Statements” and are critical to aid you in fully understanding and evaluating this management discussion and analysis.

Management’s Discussion and Analysis for Results of Operations

Comparison of the Years Ended December 31, 2007, 2006 and 2005.

	Years ended December 31,
	2007	2006	2005
Revenues	$77,380	$-	$160,520
(Total Expenses)	$(64,421)	$(130,851)	$(164,664)
Operating Income/(Loss)	$12,959	$(130,851)	$(4,144)
Other Income and (Expenses)	$2,720	$526	$(5,157)
Net Income/(Loss)	$15,679	$(130,325)	$(9,301)
Basic and Diluted Earnings (Loss) Per Share	0.0011	(0.0094)	(0.0007)

Comparison for the nine months ended September 30, 2008 and 2007

	Nine Months Ended September 30,
	2008	2007
Revenues	$(299,700)	$77,380
(Total Expenses)	(257,483)	(26,167)
Operating Income/(Loss)	(557,183)	51,213
Other Income and (Expenses)	(20,524)	(1,908)
Net Income/(Loss)	(577,707)	49,305
Basic and Diluted Earnings (Loss) Per Share	(0.0387)	0.0034

Revenues.  In the year ended December 31, 2007 our revenue totalled $77,380 as a result of the sale of the Atlantic Canada region. There were no revenues in the year ended December 31, 2006.

In the nine month period ended September 30, 2008 our revenue totalled ($299,700) as a result of the repurchase of the Western Canada region by the Company.

A portion of the region was sold on December 20, 2008 which will reduce the revenue loss for the year ending December 31, 2008.

Expenses.  The decrease in our total expenses for the year ended December 31, 2007 compared to the year ended December 31, 2006 was primarily due to a decrease in management fees ($0 compared to $64,950).

The decrease in our total expenses for the year ended December 31, 2006 compared to the year ended December 31, 2005 was primarily due to the fact that we did not spend any money on advertising and promotion ($0 compared to $36,652) and we spent less on accounting ($14,000 compared to $18,401), office and administration ($710 compared to $10,355), professional fees ($3,461 compared to $20,795), telephone ($5,029 compared to $16,486) and travel ($3,583 compared to $32,471).  However, we did spend more on management fees ($64,950 compared to $22,267).

The increase in our total expenses for the nine month period ended September 30, 2008 of $257,483 compared to the same period ended September 30, 2007 of $26,167 was primarily due to the fact that we spent more on accounting ($31,260 compared to $12,000), office and administration ($4,835 compared to $299), professional fees ($32,363 compared to $11,094), telephone ($5,524 compared to $2,388) travel ($25,890 compared to $303) and  management fees ($155,850 compared to $0).

We expect our expenses to increase for the year ending December 31, 2008.

Operating Loss.  The decrease in our operating loss for year ended December 31, 2007 compared to the year ended December 31, 2006 was due mainly to the increase in revenue resulting from the sale of the Atlantic Canada region as well as a decrease in management fees.

The increase in our operating loss for the year ended December 31, 2006 compared to the year ended December 31, 2005 was primarily due to the fact that we did not have any revenues for the year ended December 31, 2006, as our total expenses decreased and our other income increased.

The increase in our operating loss for the nine month period ended September 30, 2008 of ($557,183) compared to the same period ended September 30, 2007 of $51,213 was primarily due to the fact that we had negative revenue for the period resulting from the repurchase of the Western Canada region by the Company as well as an increase in operating expenses for the period.

We expect our operating loss to increase for the year ending December 31, 2008.

Other Income and Expenses.  The decrease in our other income and expenses for the year ended December 31, 2007 compared to the year ended December 31, 2006 was primarily due to an increase in our foreign exchange gain ($2,720 compared to $743).

The increase in our other income and expenses for the year ended December 31, 2006 compared to the year ended December 31, 2005 was primarily due to foreign exchange gains ($743 gain compared to a $3,904 loss) and lower interest and financing fees (a $217 loss compared to a $1,253 loss).

The increase in our other income and expenses for the nine month period ended September 30, 2008 of ($20,524) compared to the same period ended September 30, 2007 of ($1,908) was primarily due to an increase in our foreign exchange loss ($18,243 compared to $1,908), as well as an increase in interest and financing fees ($2,281 compared to $0).

We expect our other income and expenses to increase for the year ending December 31, 2008.

Net Loss.  The decrease in our net loss for the year ended December 31, 2007 compared to the year ended December 31, 2006 was due mainly to the increase in revenue resulting form the sale of the Atlantic Canada region as well as a decrease in management fees.

The increase in our net loss for the year ended December 31, 2006 compared to the year ended December 31, 2005 was primarily due to the fact that we that we did not have any revenues for the year ended December 31, 2006 as our total expenses decreased and our other income increased.

The increase in our net loss for the nine month period ended September 30, 2008 of ($577,707) compared to the same period ended September 30, 2007 of $49,305 was primarily due to the fact that we had negative revenue for the period resulting from the repurchase of the Western Canada region by the Company as well as an increase in operating expenses for the period.

We expect our net loss to increase for the year ending December 31, 2008 compared to December 31, 2007.

Liquidity and Capital Resources

We have incurred losses of $1,067,042 from inception to September 30, 2008..  We expect to continue to incur losses during the development stage and do not expect to attain profitability in the near term.

We have primarily funded our operations through equity financing and our future is highly dependent upon our ability to attract new equity financing to complete the development and marketing of our products, to have continued support of creditors and shareholders and ultimately to reach a profitable level of operations.  However, there can be no assurances that we will achieve these objectives and, as a result, there exists a substantial doubt about our ability to continue as a going concern.

On June 6, 2008, we received $50,000 CAD from one individual with respect to the purchase of 100,000 common shares at a price of $0.50 CAD per share and on June 10, 2008 we received $125,000 CAD from another individual for the purchase of 500,000 common shares at a price of $0.25 CAD per share.  On June 17, 2008 we received $10,000 CAD from one individual with respect to the purchase of 20,000 common shares at a price of $0.50 CAD per share and on June 25, 2008 we received $10,000 CAD from one individual for the purchase of 20,000 common shares at a price of $0.50 per share.

Off Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Changes in and Disagreements with Accountants

During the two fiscal years ended December 31, 2007 and any subsequent interim period, there were no disagreements with Werdann Devito LLC, Certified Public Accountants and Consultants, which were not resolved on any matter concerning accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Werdann Devito LLC, Certified Public Accountants and Consultants, would have caused Werdann Devito LLC, Certified Public Accountants and Consultants, to make reference to the subject matter of the disagreements in connection with its reports.  Werdann Devito LLC, Certified Public Accountants and Consultants, as our principal independent accountant, did not provide an adverse opinion or disclaimer of opinion to our financial statements, nor modify its opinion as to uncertainty, audit scope or accounting principles.  The audit opinions were modified to contain a going concern qualification during our two most recent fiscal years.

Quantitative and Qualitative Disclosure about Market Risk

See Risk Factors – page 5.

Directors, Executive Officers, Promoters and Control Persons

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified.  The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office.  Our directors, executive officers and significant employees, their ages, positions held, and duration as such, is as follows:

Name	Age	Position
David Mark Alexander	35	Director, President and CEO
Brentwood Allen Boyd	58	Director, Senior Vice-President, Chief Operating Officer, Secretary and Treasurer
Edward Gaius Carmichael	39	Vice-President, Atlantic Canada
Ronald Raymond Schwartz	65	Vice-President, Franchise Development
Lyle Spearing	61	Vice-President, Western Canada

All directors have a term of office expiring at our next annual general meeting of our shareholders, unless re-elected or earlier vacated in accordance with our Bylaws.  All officers have a term of office lasting until their removal or replacement by the board of directors.

Background of our Officers and Directors

DAVID MARK ALEXANDER has been one of our Directors and our President and Chief Executive Officer since December 17, 2007.  From 2003 to present, Mr. Alexander has been the Arts Coordinator and a member of the administrative team at Langley Christian Middle and High Schools located in Langley, British Columbia, Canada.  In addition, Mr. Alexander has been a member of the International Relations Committee for Langley Christian High School and has established contacts with schools in South Africa.  From 1997 to 2003, Mr. Alexander was a music teacher at Langley Christian High School.  Mr. Alexander attended the University of Alberta from 1990 to 1994 and graduated with a Bachelors of Music and French Education.  Mr. Alexander was born in Rose Park, Australia and emigrated to Canada in 1978.  Mr. Alexander is not a director or officer of any other reporting issuer.

BRENTWOOD ALLEN BOYD has been one of our Directors and our Secretary since incorporation, and our Chief Operating Officer, Senior Vice-President, and Treasurer since February, 2004.  Mr. Boyd brings thirty-five years experience in the printing and communications industry to ESCO®.  Prior to joining ESCO®, he was self-employed as a marketing consultant.  From 1987 – 1998, Mr. Boyd served as the President/CEO of Watermark Communications Group, a company providing prepress and color printing services to advertising agencies.  Mr. Boyd is responsible for the development of our organizational structure and technology offerings.  In 1972, Mr. Boyd obtained a Bachelor of Arts degree from Simon Fraser University. Mr. Boyd is not a director or officer of any other reporting issuer.

RONALD RAYMOND SCHWARTZ has been a Vice-President of ESCO® since March, 2005.  A top real estate recruiter-trainer, Mr. Schwartz brings over twenty-five years experience in real estate to ESCO®.  While experienced as a sales agent and owner/broker of a Century 21 franchise, Mr. Schwartz’s gift is his ability to recruit, train, and build organizations.  For the past 10 years, he has been recruiting and training sales agents for established real estate offices in Canada.  After attending high school, Mr. Schwartz spent 8 years in the military, and then 12 years in direct sales.  Working with the ESCO® training and development programs, Mr. Schwartz will assist in developing curriculum and presenting courses in recruiting and building real estate organizations. Mr. Schwartz is not a director or officer of any other reporting issuer.

EDWARD GAIUS CARMICHAEL has been a Vice-President of ESCO® since January 2007.  Mr. Carmichael, through 3137772 Nova Scotia Limited, is the Regional Owner of ESCO® Atlantic Canada region, as well as the Franchise Owner of ESCO® Realty Specialists, a licensed Nova Scotia real estate company.  Mr. Carmichael is also the owner of Solid Gold Construction, which has built and sold over 200 high end homes in Atlantic Canada since 2001.  Prior to that, he owned a landscape construction company for ten years.  In addition, Solid Gold Construction is the Regional Owner of ESCO® North and South Carolina region.  As a Vice-President of ESCO®, Mr. Carmichael will represent the interests and concerns of ESCO®’s Regional Owners and Franchise Owners to ESCO® management. Mr. Carmichael is not a director or officer of any other reporting issuer.

LYLE GORDON SPEARING was appointed Vice-President, Western Canada effective May 15, 2008.  Mr. Spearing, through 1401041 Alberta Ltd., is the Regional Owner of ESCO® Western Canada region.  Since October 2005 Mr. Spearing has been a Realtor®, initially with Realty Executives Apex Maxwell Capital.  Prior to becoming a Realtor®, Mr. Spearing has been self-employed as a farmer which he continues to do to this day.  Mr. Spearing is not a director or officer of any other reporting issuer.

Involvement in Certain Legal Proceedings

To our knowledge, during the past five years, no director or officer of our Company: (1) filed a petition under the federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by a court for the business or present of such a person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer within two years before the time of such filing; (2) was convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting the following activities: (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director of any investment company, or engaging in or continuing any conduct or practice in connection with such activity; (ii) engaging in any type of business practice; (iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodity laws; (4) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this Item, or to be associated with persons engaged in any such activity; (5) was found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law and the judgment in subsequently reversed, suspended or vacate; (6) was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

Committees of the Board of Directors

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board of Directors.  As such, our entire Board of Directors acts as our audit committee.

Audit Committee Financial Expert

Our Board of Directors does not currently have any members that qualify as “audit committee financial experts.”  We believe that the cost related to retaining such a financial expert at this time is prohibitive.  Further, because we are in the start-up stage of our business operations, we believe the services of an audit committee financial expert are not warranted at this time.

Executive Compensation

We have not yet established the compensation of our executive officers.  We anticipate issuing these officers options to purchase shares of our common stock after we adopt a stock option plan and paying them a monthly salary of $10,000 per month.  Our board of directors may designate from among its members an executive committee and one or more other committees.  No such committees have been appointed to date.

The following table summarizes the compensation of key executives during the last three complete fiscal years.  No other officers received annual compensation in excess of $100,000 during the last three complete fiscal years.

Summary Compensation Table

					Long Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
David Mark Alexander	2007	nil	nil	nil	nil	nil	nil	nil
Director, President & CEO(1)

John Ivan Alexander	2007	nil	nil	nil	nil	nil	nil	nil
Former Director,	2006	$29,030	nil	nil	nil	nil	nil	nil
President & CEO(2)	2005	$22,267	nil	nil	nil	nil	nil	nil
	2004	$12,687	nil	nil	nil	nil	nil	nil

Brentwood Allen Boyd	2007	nil	nil	nil	nil	nil	nil
Director, Senior Vice-	2006	$8,980	nil	nil	nil	nil	nil	nil
President, COO,	2005	nil	nil	nil	nil	nil	nil	nil
Secretary & Treasurer	2004	$4,615	nil	nil	nil	nil	nil	nil

Notes:
(1)
David Alexander was appointed as a director, President and CEO of the Company on December 17, 2007.  Mr. Alexander has received $10,989 in compensation since his appointment as a director or officer of the Company.  David Alexander resigned as President of the Company on February 4, 2008 and was reappointed on November 4, 2008..

(2)
John Alexander was appointed as CEO of the Company on February 5, 2004.  John Alexander was appointed as President of the Company on January 23, 2005.  John Alexander resigned as President, CEO and as a director of the Company on December 17, 2007.

Option Grants in Last Fiscal Year

No options have been granted or any long term incentive plan awards were made to any officer, director, employee or consultant since our inception.

Compensation of Directors and Executive Officers

Our officers and directors may be reimbursed for any out-of-pocket expenses incurred by them on our behalf.  We presently have no pension, health, annuity, insurance, profit sharing or similar benefit plans.

There were no formal arrangements under which our directors were compensated by us during the most recently completed fiscal year for their services solely as directors.  It is anticipated that Brentwood Allen Boyd will receive a salary of $10,000 per month for the next year.

Employment Contracts

We have no employment contracts with any of our directors or officers other than the Consulting Agreement that we entered into with Arne Tjerno, which is discussed below.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of February 10, 2009, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers.  Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated.  Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name of Beneficial Owner	Amount and Nature of Beneficial Owner	Position	Percent of Class

David Mark Alexander c/o Suite 4 – 1081 Cole Harbour Road Darthmouth, Nova Scotia, Canada B2V 1E8	1,500,000 common shares	President, CEO and Director	9.69%
Brentwood Allen Boyd c/o Suite 4 – 1081 Cole Harbour Road Darthmouth, Nova Scotia, Canada B2V 1E8	3,013,334 common shares	Director, Senior Vice-President, Chief Operating Officer, Secretary and Treasurer	19.47%

Name of Beneficial Owner	Amount and Nature of Beneficial Owner	Position	Percent of Class

Edward Gaius Carmichael c/o Suite 4 – 1081 Cole Harbour Road Darthmouth, Nova Scotia, Canada B2V 1E8	500,000 common shares	Vice-President, Atlantic Canada	3.23%
Ron Raymond Schwartz c/o Suite 4 – 1081 Cole Harbour Road Darthmouth, Nova Scotia, Canada B2V 1E8	210,000 common shares	Vice-President, Franchise Development	1.36%
John Ivan Alexander 594 Dagall Road Mill Bay, BC Canada V0R 2P0	5,026,666 common shares(1)	Greater than 5% shareholder	32.47%
Leokadia Alexander 594 Dagall Road Mill Bay, BC Canada V0R 2P0	5,026,666 common shares(2)	Greater than 5% shareholder	32.47%
3229334 Nova Scotia Limited c/o Suite 4 – 1081 Cole Harbour Road Darthmouth, Nova Scotia, Canada B2V 1E8	2,260,000 common shares	Greater than 5% shareholder	14.60%
Irv Thomas Investments Ltd. 21 – 4350 Valley Drive Vancouver, BC, Canada V6L 3B5	1,129,122 common shares	Greater than 5% shareholder	7.29%
Lyle Spearing 103 MacEwan Dr. N.W. Calgary, AB, Canada T3K 2G2	500,000 common shares	Vice President, Western Canada	3.23%
All officers and Directors as a Group (5 Persons)	5,723,334 common shares		36.97%

Notes:
(1)
This figure includes 3,693,333 shares directly owned by John Alexander and 1,333,333 shares indirectly owned by John Alexander through his wife, Leokadia Alexander, which John Alexander is deemed to beneficially own such shares.

(2)
This figure includes 1,333,333 shares directly owned by Leokadia Alexander and 3,693,333 shares indirectly owned by Leokadia Alexander through her husband, John Alexander, which Leokadia Alexander is deemed to beneficially own such shares.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our Company.

Transactions with related persons, promoters and certain control persons

Since the beginning of the Company’s fiscal year ended December 31, 2007, ESCO® was indebted to Brentwood Allen Boyd, an executive officer of the ESCO®, for the amount of $34,492 for expenses personally paid by Mr. Boyd on behalf of the Company.  As of September 30, 2008, Mr. Boyd is owed approximately $34,581 as unsecured debt.

On December 16, 2004, ESCO® entered into a Subsfranchise Agreement with Irv Thomas Investments Ltd. (“ITIL”), which provided ITIL with exclusive rights to market the ESCO® System in the western-Canadian Provinces of British Columbia, Alberta, Saskatchewan and Manitoba.  Mr. Irv Thomas, the owner of ITIL, is the step-father of Mr. Brent Boyd, one or our officers and directors.  However as of May 9, 2008, this Subfranchise Agreement was terminated and the rights and entitlements of ITIL thereunder were assigned back to ESCO® for the sum of $300,000.  ESCO® delivered to ITIL the sum of $50,000 upon entering into the Assignment Agreement and the balance owing has been secured by a promissory note.  The terms of the promissory note include interest to be paid on the balance owing at the rate of 4% per annum.  ESCO® is required to pay the balance and accrued interest by paying to ITIL 20% of the funds received from the sale of other Subfranchise Agreements or 20% of the capital raised through equity financing.  ESCO® may at its option make additional payments without notice, penalty or bonus.

On May 4, 2006, ESCO® and 3137772 N.S. Limited entered into a Subfranchise Agreement whereby 3137772 N.S. Limited received the exclusive rights to market the ESCO® System in the eastern-Canadian Provinces of Nova Scotia, New Brunswick, Prince Edward Island and Newfoundland and Labrador.  Mr. Gaius Carmichael (our Vice President of Atlantic Canada) and his wife, Sarah Carmichael are each one third owners of 3137772 N.S. Limited and Mrs. M. Helen Tjerno is the remaining 1/3 owner of 3137772 N.S. Limited.  Mr. Gaius Carmichael is the President of 3137772 N.S. Limited.  Mrs. Tjerno is the wife of Arne Tjerno, who is our former President from February 4, 2008 to November 4, 2008 and is also an affiliate of ESCO®.

On February 27, 2007, ESCO® and Solid Gold Construction Ltd. entered into two Subfranchise Agreements whereby Solid Gold Construction Ltd. received the exclusive rights to market the ESCO® System in North Carolina and South Carolina.  Mr. Gaius Carmichael and his wife, Sarah Carmichael are each 50% owners of Solid Gold Construction Ltd.  In addition, Mr. Gaius Carmichael is the President of Solid Gold Construction Ltd.

Effective February 8, 2008, ESCO® entered into a Consulting Agreement with Mr. Arne Tjerno whereby Mr. Tjerno shall provide ESCO® with general sales, corporate, administrative, and technical services as is considered necessary or advisable for the due and proper operations of ESCO®.  Without limiting the generality of the services to be provided by Mr. Tjerno, specific services to be provided shall include negotiating and finalizing contracts with prospective regional owners, providing Regional Owners and franchisees with an initial training program, participating and assisting in the promotion and implementation of the Own Your Future® program to regional owners, franchisees, sales agents and employees, assisting in the identification of business opportunities for ESCO® and assisting in the negotiation and conclusion of contracts for such opportunities, assisting in the coordination of all development programs together with all incidental capital funding projects, assisting in the coordination of the preparation and dissemination of business plans and reports, assisting with and the setting up corporate alliances between ESCO® and specific major companies, as yet to be determined, and such other activities as may be necessary or incidental from time to time.  The term of the Consulting Agreement is for five years.  The Consulting Agreement is subject to automatic renewal for subsequent one-year periods, unless modified in writing or written termination is provided by either party.  For services provided by Mr. Tjerno under the Consulting Agreement, ESCO® shall pay to Mr. Tjerno 30% of the sale proceeds received from the sale of each real estate region under ESCO®’s franchise system to a regional owner that is generated as a direct result of Mr. Tjerno’s efforts.  Mr. Tjerno is our former President from February 4, 2008 to November 4, 2008 and is still an affiliate due to the number of shares owned by his company 3229334 Nova Scotia Limited.

On December 20, 2008, ESCO® and 1401041 Alberta Ltd. (“041”) entered into two Subfranchise Agreements which provided 041 with exclusive rights to market the ESCO® System in the western-Canadian Provinces of Alberta, Saskatchewan, and Manitoba as well as in the northern-Canadian Territories of Yukon, Northwest and Nunavut Territories.   Mr. Lyle Spearing (our Vice President of Western Canada) and Mr. Ron Schwartz (our Vice President of Franchise Development) are both officers and directors of 041.

Corporate Governance

Director Independence

At this time, neither of the two members of the Board of Directors is independent.  David Mark Alexander is not independent by virtue of the fact that he is an executive officer of the Company (Mr. Alexander has been the CEO of the Company since December 17, 2007 and President of the Company from Dec. 17, 2007 to February 4, 2008 and then again since November 4, 2008).   Brentwood Allen Boyd is not independent by virtue of the fact that he is an executive officer of the Company (Mr. Boyd has been the Secretary of the Company since its date of incorporation, the Senior Vice-President and COO of the Company since February 5, 2004, and the Treasurer of the Company since February 15, 2004).

Financial Statements

Our consolidated financial statements are stated in United States Dollars (US$) and are prepared in conformity with the Generally Accepted Accounting Principles of the United States of America, as well as the standards of the Public Company Accounting Oversight Board.

The following financial statements pertaining to ESCO Global Realty Corp. are filed as part of this registration statement:

(a)	Unaudited Financial Statements

Balance Sheet as of September 30, 2008;

Statements of Operations for the nine months ended September 30, 2008 and 2007;

Statement of Stockholders’ Deficit for the nine months ended September 30, 2008 and 2007;

Statements of Cash Flows for the nine months ended September 30, 2008 and 2007; and

Notes to Financial Statements.

(b)	Audited Financial Statements

Report of Independent Registered Public Accounting Firm;

Balance Sheet as of December 31, 2007;

Statement of Operations for the year ended December 31, 2007 and 2006;

Statement of Stockholders’ Deficit for the year ended December 31, 2007 and 2006;

Statement of Cash Flows for the year ended December 31, 2007 and 2006; and

Notes to Financial Statements.

ESCO Global Realty Corp.
(A development stage company)

Unaudited Financial Statements

(Expressed in U.S. Dollars)

For the Nine Months Ended September 30, 2008 and 2007

1

ESCO GLOBAL REALTY CORP.
(A Development Stage Company)

For the Nine Months Ended September 30, 2008 and 2007
unaudited

(Expressed in U.S. Dollars)

INDEX

Page
Financial Statements
Balance Sheets	1
Statements of Operations	2
Statements of Stockholders' Equity (Deficit)	3
Statements of Cash Flows	4

Notes to Financial Statements	7 – 14

2

ESCO Global Realty Corp.
(A development stage company)

Balance Sheets
September 30, 2008 and 2007
Unaudited

(Expressed in U.S. Dollars)

	2008	2007

Assets

Current assets
Cash and cash equivalents	31,929	41,200
Equipment, net of accumulated depreciation		251

Total assets	31,929	41,451

Liabilities and Stockholders' Equity (Deficit)

Current liabilities
Accounts payable and accrued liabilities	104,516	106,985
Deposits on stock subscription	269,730	31,406
	374,246	138,391

Long-term liabilities
Loan payable	252,031

Stockholders' equity (deficit)
Preferred stock — no par value, participating 25,000,000 authorized, no shares issued and outstanding
Common stock — no par value 100,000,000 authorized, 14,939,380 and 14,339,380 respectively, issued and outstanding	472,694	358,769
Deficit accumulated during the development stage	(1,067,342)	(455,709)
	(594,349)	(96,940)

Total liabilities and stockholders' equity (deficit)	31,929	41,451

See accompanying notes to financial statements

3

ESCO Global Realty Corp.
(A development stage company)

Statements of Operations
For the Nine Months and Periods Ended September 30, 2008 and 2007
unaudited

(Expressed in U.S. Dollars)

	For the nine months ended September 30, 2008	For the nine months ended September 30, 2007	January 30, 2003 (Inception) to September 30, 2008

Sales	(299,700)	77,380	(61,772)

Expenses
Advertising and promotion	-	-	57,645
Accounting	31,260	12,000	110,810
Bank charges	144	83	905
Depreciation	-	-	18,146
Management fees	155,850	-	321,813
Office and administration	4,835	299 710	27,717
Professional fees	32,363	11,094	182,316
Rent	-	-	19,833
Repairs and maintenance	1,619	-	4,029
Telephone	5,524	2,388	42,022
Travel	25,890	303	103,999
Total expenses	257,483	26,167	889,235

Operating income (loss)	(557,183)	51,213	(951,007)

Other income and (expense)
Foreign exchange gain (loss)	(18,243)	(1,908)	(34,697)
Interest and financing fees	(2,281)	-	(43,166)
Other expense	-	-	(38,471)
Net other income and (expense)	(20,524)	(1,908)	(116,334)

Net income (loss)	(577,707)	49,305	(1,067,342)

Income (loss) per share — basic and diluted	(0.0387)	0.0034

Weighted average number of common shares outstanding — basic and diluted	14,828,268	13,839,380

See accompanying notes to financial statements

4

ESCO Global Realty Corp.
(A development stage company)

Statements of Stockholders' Equity (Deficit)
For the Nine Months and Periods Ended September 30, 2008 and 2007
unaudited

(Expressed in U.S. Dollars)

	Common Stock		Deficit
	Shares	Amount	Accumulated During the Development Stage	Total Stockholders' Equity (Deficit)

Balance - January 30, 2003 (inception)
Shares issued for cash — February 5, 2003	12,000,000	1,200
Shares issued for cash — June 23, 2003	200,000	20
Shares issued for cash — November 5, 2003	204,500	205
Shares issued for services at fair market value — March 15, 2004	225,000	225
Shares issued for services at fair market value — September 30, 2004	10,000	10
Shares issued for debenture conversion and accrued interest — December 16, 2004	1,119,122	279,781
Shares issued for services at fair market value — December 16, 2004	58,258	29,129
Shares issued for cash — December 17, 2004	12,500	5,000
Shares issued for services at fair market value — March 15, 2005	10,000	10
Balance — January 1, 2007	13,839,380	315,580	(505,014)	(189,435)

Shares issued for cash — September 30, 2007	500,000	43,189		43,189

Components of comprehensive income (loss):
Net income			15,680	15,680
Balance — December 31, 2007	14,339,380	358,769	(489,335)	(130,566)

Shares issued for cash — February 8, 2008	500,000	63,975		63,975
Shares issued for cash — June 20, 2008	100,000	49,950		49,950

Components of comprehensive income (loss):
Net loss			(452,832)	(452,832)

Balance — September 30, 2008	14,939,380	$472,694	$(942,467)	$(344,599)

See accompanying notes to financial statements

5

ESCO Global Realty Corp.
(A development stage company)

Statement of Cash Flows
For the Nine Months and Periods Ended September 30, 2008 and 2007
unaudited

(Expressed in U.S. Dollars)

	For the nine months ended September 30, 2008	For the nine months ended September 30, 2007	January 30, 2003 (Inception) to September 30, 2008

Cash flows from operating activities
Net income (loss)	(577,707)	$49,305	$(1,067,342)
Adjustments to reconcile net income (loss) to net cash (used) provided by operating activities
Depreciation and amortization			18,146
Increase (decrease) in liabilities
Accounts payable and accrued liabilities	(13,362)	2,990	104,516
Deposits on stock subscription	222,164	(56,594)	269,730
Net adjustments to reconcile net income (loss) to net cash (used) provided by operating activities	208,802	(53,604)	392,392
Net cash (used) provided by operating activities	(368,905)	(4,299)	(674,950)

Cash flow from investing activities
Acquisition of equipment			(18,146)

Cash flows from financing activities
Proceeds from issuance of common stock	113,925	43,189	472,694
Proceeds from issuance of debenture	252,031		252,031
Retained earnings			300
Net cash provided by financing activities	365,956	43,189	725,025

Net increase in cash and cash equivalents	(2,950)	38,890	31,929
Cash and cash equivalents at beginning of year / period	34,878	2,310
Cash and cash equivalents at end of year / period	$31,929	41,200	31,929

See accompanying notes to financial statements

6

ESCO Global Realty Corp.
(A development stage company)

Notes to the Financial Statements

(Expressed in U.S. Dollars)

Note1 -	Basis of Presentation and Nature of Operations
ESCO Global Realty Corp. (the "Company") was incorporated in the State of Colorado, USA on January 30, 2003, and is a development stage real estate franchisor. The Company operates in Canada and plans to expand its operations to the United States.

The Company is in the development stages as defined in Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 7, Accounting and Reporting for Development Stage Companies. The Company has devoted its efforts primarily to developing its products, implementing its business strategy and raising working capital through equity financing or short-term borrowings.

Note 2 -	Going Concern
The Company has incurred losses of approximately $1,067,342 since inception. The Company expects to continue to incur losses during the development stage and does not expect to attain profitability in the near term.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business. The Company has funded operations primarily through equity financing. The future of the Company as a going concern is highly dependent upon management's plans to attract new long-term and permanent equity financing, to complete the development and marketing of its products, to have continued support of creditors and shareholders and ultimately to reach a profitable level of operations. However, there can be no assurance that the Company will achieve these objectives. As a result, there exists substantial doubt about the Company's ability to continue as a going concern.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 3 –	Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results may differ from those estimates.

7

ESCO Global Realty Corp.
(A development stage company)

Notes to the Financial Statements

(Expressed in U.S. Dollars)

Significant Accounting Policies – (continued)
Equipment
Equipment is stated at cost and is depreciated on a straight-line basis over the three year estimated useful life of the equipment.

The costs of additions and betterments are capitalized and expenditures for repairs and maintenance are expensed in the period incurred.

Foreign Currency Translation
During the nine months ended September 30, 2008 and 2007 the Company's operations were located in Canada where the functional currency is the Canadian dollar. The Company plans on expanding its operations into the United States, which utilizes the U.S. dollar as the functional currency. The Company translates the functional currency of the Canadian dollar to the reporting currency in U.S. dollars. Non-monetary assets and liabilities are translated into U.S. dollars at historical rates and monetary assets and liabilities are translated at exchange rates in effect at the end of the year. Revenues and expenses are translated throughout the year at the exchange rate prevailing at the end of each period. Gains and losses from translation of foreign currency financial statements into U.S. dollars are included in current results of operations. Gains and losses resulting from foreign currency transactions are included in current results of operations.

Comprehensive Income
The Company follows SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company has no material other comprehensive items of income and therefore its net loss is equal to its comprehensive loss.

Cash Equivalents
Cash equivalents consist of highly liquid investments with a maturity of three months or less when purchased.

Credit Risk
The Company maintains cash in bank deposit accounts, which at times, may exceed federally insured limits. The Company has not experienced any losses in and believes it is not exposed to any significant credit risk from cash.

There are no uninsured cash balances at September 30, 2008 and 2007.

The Company does not require collateral to support financial instruments subject to credit risk.

8

ESCO Global Realty Corp.
(A development stage company)

Notes to the Financial Statements

(Expressed in U.S. Dollars)

Significant Accounting Policies — (continued)
Basic and Diluted Earnings (Loss) Per Share
Earnings / (loss) per share is computed using the weighted average number of shares outstanding during the period. The Company follows SFAS No. 128, Earnings Per Share. Diluted loss per share reflects the potential dilution of securities by including other potential common stock, stock options, warrants and convertible debt, in the weighted average number of common shares for a period, if dilutive. There were no such potentially dilutive securities outstanding for any of the periods presented.

Long-Lived Asset Impairment
Long-lived assets of the Company are reviewed when changes in circumstances suggest their carrying value has become impaired. Management considers assets to be impaired if the carrying value exceeds the estimated undisclosed future projected cash flows to result from the use of the asset and its eventual disposition. If impairment is deemed to exist, the assets will be written down to fair value. Fair value is generally determined using available market information. There were no such long-lived assets for any of the periods presented.

Stock-based Compensation
The Company accounts for stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of SFAS, No. 123, Accounting for Stock Based Compensation. Under APB No. 25, compensation expense is recognized based on the difference, if any, on the date of grant between the estimated market value of the Company's stock and the amount an employee must pay to acquire the stock. Compensation expense is recognized immediately for past services and ratably for future services over the option-vesting period.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the conclusions reached by the Emerging Issues Task Force ("EITF") in Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods or Services. Costs are measured at the estimated fair market value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of a performance commitment or completion of performance by the provider of goods or services as defined by EITF No. 96-18.

The Company had no employee stock based compensation for any of the periods presented.

9

ESCO Global Realty Corp.
(A development stage company)

Notes to the Financial Statements

(Expressed in U.S. Dollars)

Significant Accounting Policies — (continued)
Income Taxes
Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences in the methods of accounting for depreciation, and deferred income. Deferred taxes are also recognized for operating losses and tax credits that are available to offset future taxable income. Deferred taxes are provided in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109 Accounting for Income Taxes.

Financial Instruments
All financial instruments are carried at amounts that approximate fair value.

Advertising Costs
Advertising costs are expensed as incurred.

Franchise Fee Revenue
The Company complies with SFAS No. 45, Accounting for Franchise Fee Revenue. This standard requires that franchise fee revenue from individual or area franchise sales be recognized only when all material services or conditions relating to the sale have been substantially performed or satisfied by the franchisor.

Share-Based Payments
In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123 (Revised 2004) (FAS-123R), "Share-Based Payment." This statement replaces FAS 123, Accounting for Stock-Based Compensation, supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FAS 95, Statement of Cash Flows. FAS-123R requires companies to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees and to record compensation cost for all stock awards granted after the required effective date and for awards modified, repurchased, or cancelled after that date. The scope of FAS-123R encompasses a wide range of share-based compensation arrangements, including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. FAS-123R is effective for the Company on January 1, 2006. The Company has no share-based payment transactions with employees for any of the periods presented.

10

ESCO Global Realty Corp.
(A development stage company)

Notes to the Financial Statements

(Expressed in U.S. Dollars)

Significant Accounting Policies — (continued)
Exchanges of Non-Monetary Assets
In December 2004, FASB issued FAS No, 153, Exchanges of Non-monetary Assets. This statement eliminates the exception from fair value accounting for non-monetary exchanges of similar productive assets and replaces it with an exception for exchanges that do not have commercial substance. FAS-153 specifies that a non-monetary exchange has commercial substance if the future cash flows of an entity are expected to change significantly as a result of the exchange, FAS-153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company has no exchanges of non-monetary assets for any of the periods presented.

Note 4 -	New Authoritative Pronouncements
Fair Value Measurements
In September 2006, FASB issued FAS-157, Fair Value Measurements. FAS-157 defines fair value, establishes a framework for measuring fair value in accordance with GAAP and expands disclosures about fair value measurements. The provisions of FAS157 are effective for the Company for fiscal years beginning after November 15, 2007. The Company is evaluating the impact of the provisions of FAS-157 on its financial position, results of operations and cash flows.

Note 5 -	Equipment
Equipment is comprised of the following at September 30:

	2008	2007
Computer equipment	15,253	15,253
Furniture and fixtures	2,893	2,893
	18,146	18,146
Accumulated depreciation	(18,146)	(17,895)
Net equipment		251

11

ESCO Global Realty Corp.
(A development stage company)

Notes to the Financial Statements

(Expressed in U.S. Dollars)

Note 6 -	Deposits and Subsequent Events
As of December 31, 2007, a stock subscription agreement was modified to include a sub-franchise purchase fee and a deposit on common stock subscription as follows:

Original deposit on common stock subscription — December 31, 2006	88,000
Less: sub-franchise purchase fee included in sales	77,380
Balance — deposit on 500,000 shares of common stock	10,620
Additional deposits received on 500,000 shares of common stock during 2007	36,946
Deposit on common stock subscription — December 31, 2007	$47,566

There was a balance due of US $3,036 ($3,000 CAD) on this common stock subscription at December 31, 2007. On February 12, 2008, the Company received $3,000 CAD and issued 500,000 shares of common stock in accordance with the stock subscription agreement.

On December 20, 2008 a stock subscription agreement was modified to include a sub-franchise purchase fee and a deposit on common stock subscription as follows:

Original deposit on common stock subscription — June 10, 2008	249,750
Modified agreement on December 20, 2008:
Sub-franchise purchase fee included in sales	124,875
Deposit on 500,000 shares of common stock issued December 20, 2008	124,875
249,750

Deposits on the subscription of common stock were received as follows:

On June 17, 2008 for 20,000 shares of common stock	9,980
On June 25, 2008 for 20,000 shares of common stock	9,980

On December 31, 2008 and December 21, 2008 respectively, the Company issued 20,000 shares of common stock in accordance with each of the stock subscription agreements.

12

ESCO Global Realty Corp.
(A development stage company)

Notes to the Financial Statements

(Expressed in U.S. Dollars)

Note 7 -	Related Party Transactions
The Company charged to operations payments to directors for management services they provided as follows:

	For the nine	For the nine	January 30,
	months	months	2003
	ended	ended	(Inception) to
	September	September	September
	30, 2008	30, 2007	30, 2008
Director 1	$43,839	-	$129,745
Director 2	43,595	-	75,169
Director 3	9,990	-	58,473
Director 4	10,989	-	10,989
Total	$108,413	-	$274,376

Management considers these payments as the fair market value for the services provided to the Company.

Note 8 -	Preferred Stock
The Board of Directors of the Company has the authority to divide the class of preferred shares into series and to fix and determine the relative rights, preferences and limitations of the preferred shares of any such series.

No preferred stock has been issued as of September 30, 2008.

Note 9 -	Income Taxes
At September 30, 2008 and 2007 the Company has recorded approximate deferred tax assets of $167,000 and $141,000 respectively. The deferred tax asset results primarily from accumulated net operating losses incurred since inception. A valuation allowance of an equal amount for each year end has been recorded because management believes that the losses will not be utilized.

The Company has accumulated approximately $1,067,342 of taxable losses, which can be used to offset future federal taxable income. The utilization of the losses begins to expire in the year 2023.

13

ESCO Global Realty Corp.
(A development stage company)

Notes to the Financial Statements

(Expressed in U.S. Dollars)

Note 10 -	Reclassifications
Certain reclassifications have been made to the prior years' financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or retained earnings (accumulated deficit).

Note 12 -	Non-Cash Transactions
During the period January 30, 2003 (inception) to September 30, 2008 the Company has issued 303,258 common stock valued at $29,374 in exchange for services at fair market value.

Note 12 -	Contingencies
The Company has not filed income tax returns since inception. Management feels there are no liabilities associated with the non-filing of tax returns. The effects, if any, of these matters of non-filing on the accompanying financial statements have not been determined.

14

ESCO GLOBAL REALTY CORP.
(A Development Stage Company)

For the Years Ended December 31, 2007 and 2006
and the Period January 30, 2003 (Inception) to
December 31, 2007

(Expressed in U.S. Dollars)

INDEX

	Page
Report of Independent Registered Public Accounting Firm	1
Financial Statements	
Balance Sheets	2
Statements of Operations	3
Statements of Stockholders' Equity (Deficit)	4
Statements of Cash Flows	5
Notes to Financial Statements	6 – 12

WERDANN DEVITO LLC
Certified Public Accountants
and Consultants

1099 Wall Street West
Suite 179
Lyndhurst, New Jersey 07071
Tel.: (201) 531-0200
Fax: (201) 531-0269
www.wdcpas.com

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
ESCO Global Realty Corp.
(a development stage company)

We have audited the accompanying balance sheets of ESCO Global Realty Corp. (a development stage company) as of December 31, 2007 and 2006, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended and for the period January 30, 2003 (inception), to December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended and for the period January 30, 2003 (inception), to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered losses since inception and has a stockholders' deficit that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Werdann DeVito LLC

WERDANN DEVITO LLC

Lyndhurst, New Jersey

April 28, 2008

(Expressed in U.S. Dollars)

Assets

	2007	2006
Current assets		
Cash and cash equivalents	$ 41,879	$ 2,311
Equipment, net of accumulated depreciation of $18,146 and $17,895, respectively	-	251
Total assets	$ 41,879	$ 2,562

Liabilities and Stockholders' Equity (Deficit)

	2007	2006
Current liabilities		
Accounts payable and accrued liabilities	$ 124,879	$ 103,996
Deposits on stock subscription	47,566	88,000
	172,445	191,996
Long-term liabilities	-	-
Stockholders' equity (deficit)		
Preferred stock – no par value, participating 25,000,000 authorized, no shares issued and outstanding	-	-
Common stock – no par value 100,000,000 authorized, 14,339,380 and 13,839,380, respectively, issued and outstanding	358,769	315,580
Deficit accumulated during the development stage	(489,335)	(505,014)
	(130,566)	(189,434)
Total liabilities and stockholders' equity (deficit)	$ 41,879	$ 2,562

See accompanying notes to financial statements.

- 2 -

(Expressed in U.S. Dollars)

	Year Ended December 31, 2007	Year Ended December 31, 2006	January 30, 2003 (Inception) to December 31, 2007
Sales	$ 77,380	$ -	$ 237,900
Expenses			
Advertising and promotion	-	-	57,645
Accounting	24,000	14,000	79,550
Bank charges	129	136	761
Depreciation	251	4,171	18,146
Management fees	-	64,950	165,963
Office and administration	299	710	22,387
Professional fees	37,051	37,475	149,954
Rent	-	-	19,833
Repairs and maintenance	-	797	2,411
Telephone	2,388	5,029	36,497
Travel	303	3,583	78,605
Total expenses	64,421	130,851	631,752
Operating income (loss)	12,959	(130,851)	(393,852)
Other income and (expense)			
Foreign exchange gain (loss)	2,720	743	(16,154)
Interest and financing fees	-	(217)	(79,329)
Net other income and (expense)	2,720	526	(95,483)
Net income (loss)	$ 15,679	$ (130,325)	$ (489,335)
Income (loss) per share – basic and diluted	0.0011	(0.0094)	
Weighted average number of common shares outstanding – basic and diluted	14,356,047	13,837,713	

See accompanying notes to financial statements.

- 3 -

(Expressed in U.S. Dollars)

	Year Ended December 31, 2007	Year Ended December 31, 2006	January 30, 2003 (Inception) to December 31, 2007
Cash flows from operating activities			
Net income (loss)	$ 15,679	$ (130,325)	$ (489,335)
Adjustments to reconcile net income (loss) to net cash (used) provided by operating activities			
Depreciation and amortization	251	4,171	18,146
Common stock issued for services	-	-	29,374
Common stock issued in lieu of interest	-	-	36,737
Foreign exchange loss on debt conversion	-	-	12,281
Foreign exchange loss on share subscription deposit	4,862	-	4,862
Increase (decrease) in liabilities			
Accounts payable and accrued liabilities	20,883	40,465	124,879
Deposits on stock subscription	(88,000)	88,000	-
Net adjustments to reconcile net income (loss) to net cash (used) provided by operating activities	(62,004)	132,636	226,279
Net cash (used) provided by operating activities	(46,325)	2,311	(263,056)
Cash flow from investing activities			
Acquisition of equipment	-	-	(18,146)
Cash flows from financing activities			
Increase in deposit on stock subscription	42,704	-	42,704
Proceeds from issuance of common stock	43,189	-	49,614
Proceeds from issuance of debenture	-	-	230,763
Net cash provided by financing activities	85,893	-	323,081
Net increase in cash and cash equivalents	39,568	2,311	41,879
Cash and cash equivalents at beginning of year / period	2,311	-	-
Cash and cash equivalents at end of year / period	$ 41,879	$ 2,311	$ 41,879
Supplemental disclosures of cash paid:			
Interest	$ -	$ -	$ -
Income tax	$ -	$ -	$ -

See accompanying notes to financial statements.

- 5 -

MATERIAL CHANGES

Not applicable

INCORPORATION OF CERTAIN MATERIAL BY REFERENCE

Where You Can Find More Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, under the Securities Act of 1933 with respect to the securities offered under this prospectus.  This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement.  Certain information is omitted and you should refer to the registration statement and its exhibits.  With respect to references made in this prospectus to any contract or other document of ours, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document.  You may review a copy of the registration statement at the SEC’s public reference room.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  Our filings and the registration statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov.

We are not currently subject to the Securities and Exchange Act and currently are not required to, and do not, deliver annual, quarterly or special reports to shareholders. We will not deliver such reports to our shareholders until after, and if, this offering is declared effective by the Securities and Exchange Commission.  Once such effectiveness is granted, if ever, we will deliver annual reports to securities holders containing audited financial statements as well as complying with other Securities and Exchange Commission and state filing requirements.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by ESCO Global Realty Corp.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.  Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our articles of association authorize indemnification of every person who is or was a director of ESCO® or is or was serving at our request as a director of another corporation of which we are or were a shareholder.  The board of directors may determine whether or not to indemnify any person who is or was an officer, employee, agent, or person working to the benefit of ESCO® against all costs, charges and expenses actually incurred by him.

The directors may cause us to purchase and maintain insurance for the benefit of any person who is or may be entitled to indemnification as mentioned above against any expense or liability from which he is or may be so entitled to be indemnified and may secure such right of indemnification by mortgage or other charge upon all or any part of our real and personal property, and any action taken by the board will not require approval or confirmation by our shareholders.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers, or controlling persons of ESCO® pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person of ESCO® in the successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholders. All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fees	$393

Printing and engraving expenses	$500

Accounting fees and expenses	$25,000

Legal fees and expenses	$20,000

Miscellaneous	$9,107

Total	$55,000

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Colorado corporation law provides as follows:

Authority to indemnify directors

A corporation may not indemnify a director:

(1) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

(2) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that the director derived an improper personal benefit.

A corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

(1) The person’s conduct was in good faith; and

(2) The person reasonably believed:

(a) In the case of conduct in an official capacity with the corporation, that such conduct was in the corporation’s best interests; and

(b) In all other cases, that such conduct was at least not opposed to the corporation’s best interests; and

(3) In the case of any criminal proceeding, the person had no reasonable cause to believe the person’s conduct was unlawful.

A director’s conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (b) of paragraph (2) above. A director’s conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph (1) above.

The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

Indemnification permitted in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Mandatory indemnification of directors

Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by the person in connection with the proceeding.

Court-ordered indemnification of directors

Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification.

Determination and authorization of indemnification of directors

A corporation may not indemnify a director unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth above.

The determinations required shall be made:

(1) By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

(2) If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

If a quorum cannot be obtained as contemplated in paragraph (1) and a committee cannot be established under paragraph (2) or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made shall be made:

(1) By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph (1) or (2) above, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

(2) By the shareholders.

Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

Indemnification of officers, employees, fiduciaries and agents

Unless otherwise provided in the articles of incorporation:

(1) An officer is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification, in each case to the same extent as a director;

(2) A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

(3) A corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

Limitation of indemnification of directors

A provision treating a corporation’s indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with Colorado Corporate law. If the articles of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

Colorado Corporate law do not limit a corporation’s power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent in the proceeding.

Notice to shareholders of indemnification of director

If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders’ meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

The Articles of Incorporation provides for indemnification as follows:

Indemnification.  The corporation shall indemnify to the maximum extent permitted by Colorado law, any person who is or was a director, officer, agent, fiduciary or employee of the corporation against any claim, liability or expense arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary or employee of the corporation or because he is or was serving another entity or employee benefit plan as a director, officer, partner, trustee, employee, fiduciary or agent at the corporation’s request.  The corporation shall further have the authority to the maximum extent permitted by Colorado law to purchase and maintain insurance providing such indemnification.

The Bylaws provides for indemnification as follows:

ARTICLE VI.
INDEMNIFICATION OF CERTAIN PERSONS

Section 1. Indemnification. For purposes of Article VI, a “Proper Person” means any person (including the estate or personal representative of a director) who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary or agent of any foreign or domestic profit or non-profit corporation or of any partnership, joint venture, trust, profit or non-profit unincorporated association, limited liability company, or other enterprise or employee benefit plan. The corporation shall indemnify any Proper Person against reasonably incurred expenses (including attorneys’ fees), judgments, penalties, fines (including any excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement reasonably incurred by him connection with such action, suit or proceeding if it is determined by the groups set forth in Section 4 of this Article that he conducted himself in good faith and that he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation’s best interests, or (ii) in all other cases (except criminal cases), that his conduct was at least not opposed to the corporation’s best interests, or (iii) in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. Official capacity means, when used with respect to a director, the office of director and, when used with respect to any other Proper Person, the office in a corporation held by the officer or the employment, fiduciary or agency relationship undertaken by the employee, fiduciary, or agent on behalf of the corporation. Official capacity does not include service for any other domestic or foreign corporation or other person or employee benefit plan.

A director’s conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirements in (ii) of this Section 1. A director’s conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirement of this section that he conduct himself in good faith.

No indemnification shall be made under this Article VI to a Proper Person with respect to any claim, issue or matter in connection with a proceeding by or in the right of a corporation in which the Proper Person was adjudged liable to the corporation or in connection with any proceeding charging that the Proper Person derived an improper personal benefit, whether or not involving action in an official capacity, in which he was adjudged liable on the basis that he derived an improper personal benefit. Further, indemnification under this Section in connection with a proceeding brought by or in the right of the corporation shall be limited to reasonable expenses, including attorneys’ fees, incurred in connection with the proceeding.

Section 2. Right to Indemnification. The corporation shall indemnify any Proper Person who was wholly successful, on the merits or otherwise, in defence of any action, suit, or proceeding as to which he was entitled to indemnification under Section 1 of this Article VI against expenses (including attorneys’ fees) reasonably incurred by him in connection with the proceeding without the necessity of any action by the corporation other than the determination in good faith that the defence has been wholly successful.

Section 3. Effect of Termination of Action. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person seeking indemnification did not meet the standards of conduct described in Section 1 of this Article VI. Entry of a judgment by consent as part of a settlement shall not be deemed an adjudication of liability, as described in Section 2 of this Article VI.

Section 4. Groups Authorized to Make Indemnification Determination. Except where there is a right to indemnification as set forth in Sections 1 or 2 of this Article or where indemnification is ordered by a court in Section 5, any indemnification shall be made by the corporation only as determined in the specific case by a proper group that indemnification of the Proper Person is permissible under the circumstances because he has met the applicable standards of conduct set forth in Section 1 of this Article. This determination shall be made by the board of directors by a majority vote of those present at a meeting at which a quorum is present, which quorum shall consist of directors not parties to the proceeding (“Quorum”). If a Quorum cannot be obtained, the determination shall be made by a majority vote of a committee of the board of directors designated by the board, which committee shall consist of two or more directors not parties to the proceeding, except that directors who are parties to the proceeding may participate in the designation of directors for the committee. If a Quorum of the board of directors cannot be obtained and the committee cannot be established, or even if a Quorum is obtained or the committee is designated and a majority of the directors constituting such Quorum or committee so directs, the determination shall be made by (i) independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in this Section 4 or, if a Quorum of the full board of directors cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board (including directors who are parties to the action) or (ii) a vote of the shareholders.

Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

Section 5. Court-Ordered Indemnification. Any Proper Person may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction for mandatory indemnification under Section 2 of this Article, including indemnification for reasonable expenses incurred to obtain court-ordered indemnification. If a court determines that the Proper Person is entitled to indemnification under Section 2 of this Article, the court shall order indemnification, including the Proper Person’s reasonable expenses incurred to obtain court-ordered indemnification. If the court determines that such Proper Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standards of conduct set forth in Section 1 of this Article or was adjudged liable in the proceeding, the court may order such indemnification as the court deems proper except that if the Proper Person has been adjudged liable, indemnification shall be limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

Section 6. Advance of Expenses. Reasonable expenses (including attorneys’ fees) incurred in defending an action, suit or proceeding as described in Section 1 may be paid by the corporation to any Proper Person in advance of the final disposition of such action, suit or proceeding upon receipt of (i) a written affirmation of such Proper Person’s good faith belief that he has met the standards of conduct prescribed by Section 1 of this Article VI, (ii) a written undertaking, executed personally or on the Proper Person’s behalf, to repay such advances if it is ultimately determined that he did not meet the prescribed standards of conduct (the undertaking shall be an unlimited general obligation of the Proper Person but need not be secured and may be accepted without reference to financial ability to make repayment), and (iii) a determination is made by the proper group (as described in Section 4 of this Article VI) that the facts as then known to the group would not preclude indemnification. Determination and authorization of payments shall be made in the same manner specified in Section 4 of this Article VI.

Section 7. Additional Indemnification to Certain Persons Other Than Directors. In addition to the indemnification provided to officers, employees, fiduciaries or agents because of their status as Proper Persons under this Article, the corporation may also indemnify and advance expenses to them if they are not directors of the corporation to a greater extent than is provided in these bylaws, if not inconsistent with public policy, and if provided for by general or specific action of its board of directors or shareholders or by contract.

Section 8. Witness Expenses. The sections of this Article VI do not limit the corporation’s authority to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he has not been made a named defendant or respondent in the proceeding.

Section 9. Report to Shareholders. Any indemnification of or advance of expenses to a director in accordance with this Article VI, if arising out of a proceeding by or on behalf of the corporation, shall be reported in writing to the shareholders with or before the notice of the next shareholders’ meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company under Colorado law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

On February 5, 2003, we issued in aggregate 12,000,000 shares of our common stock to four individuals as founders shares at a price of $0.0001 per share for total gross proceeds of $12,000.  We believe that the issuance is exempt from registration under Regulation S promulgated under the Securities Act of 1933, as amended (the “Act”) as the securities were issued to the individuals through an offshore transaction which was negotiated and consummated outside of the United States.

On June 23, 2003, we issued 200,000 shares of our common stock to one individual at a price of $0.0001 per share for total gross proceeds of $20.00.  We believe that the issuance is exempt from registration under Regulation S promulgated under the Act as the securities were issued to the individuals through an offshore transaction which was negotiated and consummated outside of the United States.

On November 5, 2003, we issued in aggregate 204,500 shares of our common stock to 12 individuals at a price of $0.001 per share for total gross proceeds of $204.50.  We believe that the issuance is exempt from registration under Regulation S promulgated under the Act as the securities were issued to the individuals through an offshore transaction which was negotiated and consummated outside of the United States.

On March 15, 2004, we issued in aggregate 225,000 shares of our common stock to 2 individuals for services rendered at a deemed price of $0.001 per share.  We believe that these issuances are exempt from registration under Regulation D Rule 506 and/or Section 4(2) of the Act.

On September 30, 2004, we issued 10,000 shares of our common stock to one entity as a debt financing fee at a deemed price of $0.001 per share.  We believe that the issuance is exempt from registration under Regulation S promulgated under the Act as the securities were issued to the entity through an offshore transaction which was negotiated and consummated outside of the United States.

On December 16, 2004, we issued 58,258 shares of our common stock to one entity for services rendered at a deemed price of $0.50 per share.  We believe that the issuance is exempt from registration under Regulation S promulgated under the Act as the securities were issued to the entity through an offshore transaction which was negotiated and consummated outside of the United States.

On December 16, 2004, we issued 1,119,122 shares of our common stock to one entity as a conversion of debt at a deemed price of $0.25 per share.  We believe that the issuance is exempt from registration under Regulation S promulgated under the Act as the securities were issued to the entity through an offshore transaction which was negotiated and consummated outside of the United States.

On December 17, 2004, we issued 12,500 shares of our common stock to one individual at a price of $0.40 per share for total gross proceeds of $5,000.  We believe that the issuance is exempt from registration under Regulation S promulgated under the Act as the securities were issued to the individuals through an offshore transaction which was negotiated and consummated outside of the United States.

On March 15, 2005, we issued 10,000 shares of our common stock to one individual as consideration for services rendered or to be rendered.  We believe that the issuance is exempt from registration under Regulation S promulgated under the Act as the securities were issued to the individuals through an offshore transaction which was negotiated and consummated outside of the United States.

On March 30, 2007, we issued 500,000 shares of our common stock to two individuals at a price of $0.10 CAD per share for total proceeds of $50,000 CAD.  We believe that the issuance is exempt from registration under Regulation S promulgated under the Act as the securities were issued to the individuals through an offshore transaction which was negotiated and consummated outside of the United States.

On February 8, 2008, we issued 500,000 shares of our common stock to one individual at a price of $0.10 per share for total proceeds of $50,000 CAD.  We believe that the issuance is exempt from registration under Regulation S promulgated under the Act as the securities were issued to the individual through an offshore transaction which was negotiated and consummated outside of the United States.

On June 20, 2008, we issued 100,000 shares of our common stock to one individual at a price of $0.50 per share for total gross proceeds of $50,000 CAD.  We believe that the issuance is exempt from registration under Regulation S promulgated under the Act as the securities were issued to the individual through an offshore transaction which was negotiated and consummated outside of the United States.

On December 20, 2008, we issued 500,000 shares of our common stock to one individual at a price of $0.25 per share for total gross proceeds of $125,000 CAD.  We believe that the issuance is exempt from registration under Regulation S promulgated under the Act as the securities were issued to the individual through an offshore transaction which was negotiated and consummated outside of the United States.

On December 21, 2008, we issued 20,000 shares of our common stock to one individual at a price of $0.50 per share for total gross proceeds of $10,000 CAD.  We believe that the issuance is exempt from registration under Regulation S promulgated under the Act as the securities were issued to the individual through an offshore transaction which was negotiated and consummated outside of the United States.

On December 31, 2008, we issued 20,000 shares of our common stock to one individual at a price of $0.50 per share for total gross proceeds of $10,000 CAD.  We believe that the issuance is exempt from registration under Regulation S promulgated under the Act as the securities were issued to the individual through an offshore transaction which was negotiated and consummated outside of the United States.

EXHIBITS
The following Exhibits are filed with this Prospectus:
Exhibit Number	Description
3.1	Articles of Incorporation
3.2	Articles of Amendment to Articles of Incorporation filed on June 2, 2003 (change of name)
3.3	Articles of Amendment to Articles of Incorporation filed on October 24, 2003 (change of name)
3.4	Bylaws
5.1	Opinion of Stepp Law Group, a professional corporation, regarding the legality of the securities being registered
10.1	Franchise Disclosure Document
10.2	Sub-Franchise Agreement
10.3	Franchise Agreement
23.1	Consent of Werdann Devito LLC, Certified Public Accountants and Consultants
99.1	Consulting Agreement between ESCO Global Realty Corp. and Arne Tjerno, Dated February 8, 2008
99.2	Equity Purchase Plan
99.3	Share Purchase Rights Plan

UNDERTAKINGS

The undersigned company hereby undertakes that it will:

(1)           file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

(a)           any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)           reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the “CALCULATION OF REGISTRATION FEE” table in the effective registration statement; and

(c)           any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

(2)           for the purpose of determining any liability under the Securities Act of 1933, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of ESCO® pursuant to the foregoing provisions, or otherwise, ESCO® has been advised that in the opinion of the Securities and Exchange Commission that type of indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by ESCO® of expenses incurred or paid by a director, officer or controlling person of ESCO® in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, ESCO® will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of the issue.

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia on February 11, 2009

ESCO GLOBAL REALTY CORP.

By:	/s/ David M. Alexander
David Mark Alexander, President
CEO and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints David Mark Alexander as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures

/s/ David M. Alexander
David Mark Alexander
President, CEO and Director
Dated: February 11, 2009

/s/ Brentwood Boyd
Brentwood Allen Boyd
Director, Senior Vice-President, COO, Secretary and Treasurer
Dated: February 11, 2009

EXHIBITS INDEX

The following Exhibits are filed with this Prospectus:
Exhibit Number	Description
3.1	Articles of Incorporation
3.2	Articles of Amendment to Articles of Incorporation filed on June 2, 2003 (change of name)
3.3	Articles of Amendment to Articles of Incorporation filed on October 24, 2003 (change of name)
3.4	Bylaws
5.1	Opinion of Stepp Law Group, a professional corporation, regarding the legality of the securities being registered
10.1	Franchise Disclosure Document
10.2	Sub-Franchise Agreement
10.3	Franchise Agreement
23.1	Consent of Werdann Devito LLC, Certified Public Accountants and Consultants
99.1	Consulting Agreement between ESCO Global Realty Corp. and Arne Tjerno, dated February 8, 2008
99.2	Equity Purchase Plan
99.3	Share Purchase Rights Plan